As filed with the Securities and Exchange Commission on July 23, 2012
Registration No. 333-181591

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACCELERA INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1040	45-4504261
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

20511 Abbey Drive, Frankfort, Illinois 60423
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Wallin
Chairman and Chief Executive Officer
Accelera Innovations, Inc.
20511 Abbey Drive
Frankfort, Illinois 60423
(866) 866-0758
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
3823 44th Ave. NE
Seattle, Washington 98105
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class			Proposed Maximum		Proposed Maximum	Amount of
of Securities	Amount to Be		Offering Price		Aggregate	Registration
to be Registered	Registered (1)		per Share		Offering Price	Fee
Common Stock, par value $0.0001 per share	5,000,000	(2)	$7.00	(2)	$35,000,000	$4,011.00
Common Stock, par value $0.0001 per share	4,456,880	(3)	$7.00	(4)	$31,198,160	$3,575.30
TOTAL	9.456,880		$7.00		$66,198,160	$7,586.30
____________________

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) The registration fee for securities to be offered by the Registrant is based on an estimate of the proposed maximum aggregate offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3) This registration statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by the selling stockholders of the Registrant of up to 4,456,880 shares of common stock, $0.0001 par value per share (the “Common Stock”) of which 4,103,368 shares are subject to a 180 day restriction under a lockup agreement (“the Lockup Agreement”). The release dates, number of shares being released, and corresponding percentages of our 21,311,812 outstanding shares, are 410,336 shares (1.92%) 180 days after the Lock-up Period and 410,336 shares (1.92%) for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period.

(4) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering  price has been determined arbitrarily by us.. The selling stockholders indentified in this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales in accordance with the methods and terms described in the “Plan of Distribution” (see “Plan of Distribution” included herein).

We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" beginning on page 12.

Our independent auditor’s report contains in its opinion that a substantial doubt exists regarding the Company’s ability to continue as a going concern. If the Company is not able to continue as a going concern, investors would lose their entire investment. Thus, an investor should only invest such funds as they could afford to lose in its entirety.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 22, 2012

ACCELRA INNOVATIONS, INC.

5,000,000 OF COMMON STOCK OFFERED BY ACCELERA INNOVATIONS, INC.

4,456,880 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to both (i) the initial public offering of our common stock, in which we are offering a maximum of 5,000,000 of our common stock, and (ii) the resale by certain selling stockholders of Accelera Innovations, Inc. of up to 4,456,880 shares of common stock held by selling stockholders of Accelera Innovations, Inc.  No public market currently exists for the securities being offered. While we will receive proceeds from our own sale of our common stock, we will not receive any of the proceeds from the sale of the shares by the selling stockholders.  Any purchaser of common stock in the offerings may be the only purchaser, given the lack of a minimum offering amount.

In our initial public offering, we are offering for sale a total of 5,000,000 shares of common stock at a fixed price of $7.00 per share for the duration of the offering.  There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares.  The offering is being conducted on a self-underwritten, best efforts basis, which means our management, will attempt to sell the shares.  This Prospectus will permit our Chief Executive Officer, John F. Wallin, to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell.  Mr. Wallin will sell the shares and intends to offer them to friends, family members and business acquaintances.  Mr. Wallin is in a formal Lock-Up Agreement with the Company and will not sell any of his respective shares until the Company sells all of the 5,000,000 shares in its offering.  In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.  The shares will be offered at a fixed price of $7.00 per share for the duration of the offering, which is a period of 16 months from the effective date of this prospectus.

	Offering Price Per Share	Commissions	Proceeds to Company Before Expenses if 10% of the shares are sold	Proceeds to Company Before Expenses if 50% of the shares are sold	Proceeds to Company Before Expenses if 100% of the shares are sold
Common Stock	$7.00	Not Applicable	$3,500,000	$17,500,000	$35,000,000
Totals	$7.00	Not Applicable	$3,500,000	$17,500,000	$35,000,000

In the resale by certain selling stockholders, the selling stockholders will be offering our shares of common stock at a fixed price of $7.00 per share after the expiration of a180 day Lockup Agreement, and if our shares qualify to be quoted on the OTC Bulletin Board or other U.S. trading exchange and thereafter at prevailing market prices or privately negotiated prices. Each of the selling stockholders may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained.  Our common stock is not traded on any exchange or on the over-the-counter market.  After the effective date of the registration statement relating to this prospectus, we will try to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board or other U.S. trading exchange.  We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Any funds that we raise from our offering of 5,000,000 shares will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of 5,000,000 shares of common stock in an escrow, trust or similar account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions.  As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you.  If that happens, you will lose your investment and your funds will be used to pay creditors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Implications of being an Emerging Growth Company

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•
Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management's Discussion and Analysis of Financial Condition and Results of Operations” disclosure.

•	Reduced disclosure about our executive compensation arrangements.

•	Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of these reduced reporting burdens in this prospectus.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Until ___ ______, 2012 (90 business days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our”, “us”, “Accelera” or “Accelera Innovations, Inc.” refer to Accelera Innovations, Inc. unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

OUR COMPANY

Accelera Innovations, Inc. (“Accelera”), a Delaware corporation, is a healthcare service company which will initially focus on its technology assets that were licensed to the Company by our majority shareholder Synergistic Holdings, LLC (“Licensor”), a privately-held company organized under the laws of Illinois, pursuant to which the Company was granted a thirty (30) year exclusive, non-transferrable worldwide license for proprietary Internet-based, software platform that is fully functional in its current state (“Accelera Technology”) that is designed to provide interoperable technology that may improve the quality of care while reducing the cost as described below.

LICENSED TECHNOLOGY OVERVIEW

1.	Data Forms - Topical Network Data Warehouse Architecture
2.	Axiom – Healthcare Specific Business Rules Engine.
3.	Kinetic Forms – A Dynamic Web Page Generator.
4.	VT Secure – Enterprise Security Framework
5.	Patient Portal
6.	Self-Management Disease Modules
7.	Provider Portal
8.	Private Label Applications

SOFTWARE DESCRIPTION

The Accelera Health Care Framework / Multi Vertical Health Care (MVHC) Technology comprises a suite of eight separate technologies described below;

Health Care Framework, Security, Business Rules, Data Integration, Patient Assessment, Medical Alerts, Biometric integration, Secure communication and networking, Data Mining on Large Data Sets (Mega Data).

Security Framework, Integrated into the Accelera’s Healthcare Framework providing enterprise level application and data security.

Assessment Engine, For clinical and self health care and Wellness management.

Parallel Processing Data Mining Engine, Patient Identification, Medical Informatics, Content Personalization.

Suite of Products:

Data Forms –Topical Network, a data forming technology and framework that can organize and is intended to efficiently deliver relevant information for large data sets (Mega Data) and Multidimensional data warehouse architecture which can ingest any data format into well organized data structure designed specifically to communicate the other components of the Accelera Framework.

Axiom – Business Rules Engine designed specifically for Healthcare which is a data mining engine. Axiom is a parallel or simultaneous processing rules engine designed to apply complex rule-sets on very large dimensional data input to produce multiple result outputs.

Kinetic Forms – Dynamic Webpage Generator, a dynamic web based assessment engine that interfaces with data forms and Axiom.

VT Secure – Integrated into the Accelra Healthcare Framework that is intended to provide enterprise level security, protect applications, data and is designed to provide performance and scalability for secure medical data mining .

Patient Portal - Consumer-facing internet-based technology that encompasses the following:

•
Connects between patient and provider through a fully secure two-way Patient Portal, including After Visit Summaries, patient messaging and care plan adherence alerts based on relevant health care protocols

•	Displays relevant patient and care plan information in easy-to-understand onscreen and printable displays for patients and triaged formatting for caregivers (e.g. ICD9, NDC, CPT and behavior)
•	Provides patient behavior modifications self-management modules
•	Allows third party access into the patient portal
•
Creates Personal Health Records (PHR) that are personalized based on patient condition for patient care and messaging, including CMS and HL7, as well as the clinical standards of major health organizations

Self-Management Disease Modules - Provider and Consumer-facing internet-based technology that encompasses the following:

•	Interactive disease management tools that focus on chronic health conditions. It includes content indexed to specific triggers within a disease state
•	Personalized based on ICD-9 (ICD-10), National Drug Code (NDC), and Current Procedural Terminology (CPT4) codes
•	Proprietary messaging based on CMS Medicare/Medicaid established triggers
•	Valid and reliable behavioral health triggers that facilitate care plan adherence and compliance

Provider Portal - Provider-facing internet-based technology that encompasses the following:

•	Dashboard access to Patient Portal inputs at the patient level
•	Summary access to disease management adherence & compliance messaging alerts
•	Direct input into patient health records
•	Direct recommendations to the patient

Private Label Applications

Accelera EMR- A certified Electronic Medical Record application used primarily in physician offices to automate the patient’s clinical chart and meet the ARRA (Federal Mandated Meaningful Use) criteria.

Accelera PM -The Practice Management application used primarily in physician offices to automate the physician’s revenue cycle management system.

Accelera Patient Portal - The Patient Portal application used as a communication tool between patient and physician office staff. This application allows the patient to access their medical record information in a secure environment.

Accelera HIE - The Health Information Exchange application will allow providers and payors of healthcare to exchange secure data by creating the continuum of care for the patient, and decreasing healthcare cost .

Accelera ACO - The Accountable Care Organization application needed to operate an ACO environment. This application offers the ACO business the ability to report to CMS the usage of Medicare benefits and provides tools to lower the cost of patient care.

Accelera HIS - The Hospital Information System application includes all applications to manage most hospital information system. The department applications included in the HIS are as follows:

Patient Master; Appointments, Outpatient Management; Inpatient Management; Emergency Department; Patient Billing; Claims Management; Provider Fee Management; Accounts Receivable; Duplicate Registration; Medical Records; System Master; System Configuration, Resource Scheduler; CPOE; Clinical Decision Support System; Clinical Documentation; Barcode Medication Administration; Laboratory Management System; Radiology System; PACS; Pharmacy Management System; Materials/Supply Management System; Operating Room Management System; Nursing Management; Blood Bank System; Dietary Management System; Hospital Patient Portal.

Accelera, intends to provide its cloud based healthcare services through monthly or yearly subscription agreements (“software-as-a-service” also known as “SaaS”) to the healthcare industry. The Company intends on positioning itself as a technology and service solution for providers and payers such as the hospitals, medical offices, medical insurance companies, Accountable Care Organizations, Patient Centered Medical Homes, and Provider Service Networks who are seeking to create an interoperable technology platform that is patient-centric.

The Accelera Patient Care solution is designed to offer an integrated continuum of care platform. The entire care process is intended to be improved across the continuum using the interdisciplinary toolset.

The coordinated care would begin with the office visit using the Accelera Practice Management and Electronic Medical Record applications. The provider may also access disparate patient consults and share the patient’s record using the Accelera Health Information Exchange and Portal.  When the patient is admitted to the hospital setting, all of the functions will be automated using the Accelera Hospital Information System. The physician continues to have full access to the patient’s information to receive accurate and efficient information. If the primary care physician is part of an Accountable care organization, then those reports required by Center for Medicare and Medicaid will be created and distributed using the Accelera Accountable Care Organization application.

The Accelera Patient Management Record is designed to identify patients with preventable, yet escalating associated costs, then directs intense online self-management services to improve the quality-of-life for the patient and deliver more effective health information. Patients are electronically triaged using the Center for Medicare and Medicaid (CMS) rule-set for disease management, as well as proprietary evidence-based disease management rules. These rules are based on clinical standards from major health organizations such as the American Diabetes Association and the American Heart Association. This will allow providers, as well as patients, to monitor care through targeted interventions. The technology platform is intended to allow healthcare providers to anticipate patient care needs, motivate patient compliance, activate evidence-based standards of care, and improve efficiency.

The Accelera Analytic customers would include healthcare payers, provider organizations, government entities worldwide, and employer groups. Accelera products are designed to identify, analyze, and minimize healthcare risk by data mining, and predictive analysis while containing costs and improving the quality of care. Accelera also develops modeling software to predict medical costs and help improve the financing, organization, and delivery of health services.

Serurity, as healthcare providers adopt new technologies they also face new security threats. Hackers, computer viruses, disaffected employees and human error present real dangers to healthcare networks.

Compromised security can disrupt critical functions interfere with a clinicians’ ability to treat patients, expose providers to substantial liabilities and risk the loss of lives and reputations.

Network security breaches can result in fines, legal liabilities, lost productivity for clinical and administrative staff and the devastating loss of partner and patient confidence.

The Accelera Security solution is designed to reduce or stop the security breach at the point of care, by auditing the user and encasing the applications in a discrete shell.  Without proper access, the application will separate the data elements from each other, patient name will not be associated with demographic or clinical information.  Secure Data is an Accelera Innovation value proposition.  Patient data is split into two parts, the patient identifier is separated from the clinic/medical data and both are encrypted. An encrypted data key unlocks the dual encryption bringing the information together and is intended to increase patients’ confidence in the information technology utilized.

The Accelera Solution is designed to improve patient care, reduce costs, eliminate redundant data entry, improve operational efficiency, but most importantly, bring together long term needs of the caregivers that will satisfy the business requirements of the healthcare enterprise

 The anticipated benefits of our solutions for potential customers include:

•	Is intended to lowers administration costs through a less invasive call-back system - email alerts, text messages, online alerts

•
A benefit of batch health care analytics is the use of "predictive modeling across multiple clinical conditions.  This process is designed to identify undiagnosed conditions for patients within an insurer's patient population, or suggest interventions to prevent conditions from developing.

•	Reducing occurrences and cost related to a healthcare data breaches.

•	Reducing the hardware environment and cost by using our cloud technology.

•	Increased Mobility.

•	Improving patient care and safety.

•	Helping healthcare organizations maintain their market positions and meet their financial commitments.

Our current plans predicated on raising $35,000,000 from the sale of 5,000,000 shares of common stock in this offering and will allow the Company to meet the milestones and requirements of its Business Plan and avoid discontinuation of the license. Funding would be required for staffing, marketing, public relations and the necessary research precedent to expanding the scope of its offering to include the global market. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $9,874,940 will be used for management, sales and marketing, $17,680,122 will be used for infrastructure and software fees and an estimated $4,417,978 will be spent on legal, accounting, rent and other payables leaving $3,026,960 in reserve for increased working capital.

We expect to use the proceeds from this offering for infrastructure and software, sales and marketing, employee compensation, legal fees, accounting fees, rent and other payables to deploy our technology. The Company’s technology platform is fully functional in its current state and is anticipated to be marketed into metropolitan markets with an estimated expenditure of approximately $16 million through December 31, 2012, and approximately $19 million through December 31, 2013 for general corporate purposes, for which proceeds we have an estimated plan. In detail, over the first twelve months after financing it is estimated that the Company will utilize an estimated $24 million of this offering for the following milestones: Infrastructure; Transfer our licensed software technology from internal Company servers to a data center facility with redundant backup systems, it is estimated this will take three months at an estimated cost of $3 million and an estimated  $250,000 per month thereafter for expansion and service fees totaling $5.2 million over the first twelve months from financing. Software Fees: Under our Licensing Agreement with Synergistic Holdings LLC, the Company is to pay $5 million on October 13, 2012 and $7.5 million on April 13 2013 for a total of $12.5 million in licensing fees over the next twelve months. Sales and Marketing: The Company intends to provide its cloud based healthcare services through monthly or yearly subscription agreements (“Software-as-a-Service”) also known as “SaaS”) to the healthcare industry. It is estimated that the Company will grow from the current three full time employees marketing the product to twenty-three within the next six months including management, advertising, tradeshows and travel expenses at an estimated cost of 2.2 million and growing to fifty-seven people including management and all sales and marketing activity within the next twelve months totaling an estimated cost of $5.3 million. Legal fees, Accounting fees, Rent and other payables: The Company estimates these fee to be $950,000 over the next twelve months. The above mentioned expenditures meet the Company’s requirement under the Licensing Agreement to advance the licensed technology as agreed.

It’s estimated that if the Company cannot accomplish the milestones described above due to lack of financing the Company’s product offering will be delayed. The minimum amount of capital the Company needs to raise over the next twelve months is $1 million to continue operations. There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for content delivery and achieve its Business Plan. Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $35,000,000 estimated to be required.

Our business may not materialize in the event we are unable to execute on our plan described in this prospectus.  The events or circumstances that may prevent the accomplishment of our business objectives, include, without limitation, (i) the fact that, if we do not raise a minimum of US $5,000,000 of additional funding by October 13, 2012, an additional $7,500,000 by April 13, 2013, an additional $10,000,000 April 13, 2014 and an additional $7,500,000 by April 13, 2015 equaling the minimum funding requirement of $30,000,000 for the advancement of its licensed technology over the next three years we will lose the rights to the licensed technology, (ii) If physicians and hospitals do not accept our products and services, or delay in deciding whether to purchase our products and services. (iii) If we are forced to reduce our prices, our business, financial condition and results of operations could suffer, (iv) we are subject to a number of existing laws, regulations and industry initiatives, non-compliance with certain of which could materially adversely affect our operations, (v) the Company’s need for and ability to obtain additional financing, (vii) the possibility that the Company may not be able to secure approvals and other governmental clearances necessary to carry out the Company’s deployment and development plans, and (viii) the exercise of voting control the Company’s officers and directors collectively hold of the Company’s voting securities.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, facilitate future access to public equity markets, increase awareness of our company among potential customers, enter into metropolitan markets, broaden our scope of care, and create our competitive position. We believe that the net proceeds from this offering, our existing cash resources and interest on these funds will be sufficient to meet our projected operating requirements.

Pending use as described above and any remaining net proceeds, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund the development and expansion of our business.

The principals of our Licensor, including our CEO, John F. Wallin, acquired a controlling interest in the Company for the purpose of operating as a publicly-reporting company and determined that it is in their best interests to license the Licensor’s rights to the technology.  Licensor receives a benefit from the license of the technology to Licensee because the Company plans to finance $30 million over three years for further development and deployment of the technology. The Licensor will receive a royalty of fifteen percent (15%) of all gross revenues resulting from the use of the technology by Licensee in the first year, ten percent (10%) the second year and one quarter of one percent (.025%) of all gross revenues resulting from the use of the technology by Licensee for the remainder of the License Agreement.

About Accelera Innovations, Inc.

We were incorporated in the State of Delaware on April 29, 2008, and established an end of December fiscal year end. Our corporate headquarters is located at 20511 Abbey Drive, Frankfort, Illinois 60423 and our telephone number is (866) 920-0758.

Our business plans for the current fiscal year through April 30, 2013, are detailed in the Management Discussion and Analysis on page 41.

 THE OFFERING

The Offering

Securities offered:	We are offering up to 5,000,000 of our common stock. The selling stockholders are hereby offering up to 4,456,880 shares of our common stock.

Offering price:
The Company will sell shares at a fixed price of $7.00 and the selling stockholders will offer and sell their shares of common stock at a fixed price of $7.00 per share for the duration of the offering and  if our shares of common stock are ever quoted on the OTC Bulletin Board or other US trading exchange, and thereafter at prevailing market prices or privately negotiated prices

December 31, 2011 ($)
Financial Summary
Cash and Deposits	5,874
Total Assets	5,874
Total Liabilities	-
Total Stockholder’s Equity	5,874

Accumulated From April 29, 2008
(Inception) to December 31, 2011 ($)

Statement of Operations
Total Expenses	176,081
Net Loss for the Period	(176,081))
Net Loss per Share	0.00

Shares outstanding prior to offering:	21,311,812

Shares outstanding after offering:	26,311,812

Market for the common shares:
There is no public market for our shares.  Our common stock is not traded on any exchange or on the over-the-counter market.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over The Counter Bulletin Board or other U.S. trading exchange. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:
We intend to use the net proceeds from the sale of our 5,000,000 shares (after deducting estimated offering expenses payable by us) for professional fees, general business development, administration expenses, option fees and software fees.  See “Use of Proceeds” on page 23 for more information on the use of proceeds.  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders who are simultaneously offering 4,456,880 shares of common stock under this prospectus.

We will not receive any proceeds from the sale of shares by the selling stockholders, furthermore the selling shareholders holding 4,104,068 of the 4,456,800 shares for resale have entered into a 180 day lockup agreement.

SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements for the period from April 29, 2008 (Inception) to December 31, 2011. Our working capital as at December 31, 2011 was $5,874.

Financial Summary (audited)	December 31, 2011 ($)
Cash and Deposits	5,874
Total Assets	5,874
Total Liabilities	-
Total Stockholder’s Equity (Deficit)	5,874

March 31, 2012 ($)
Financial Summary (Unaudited)
Cash and Deposits	160
Total Assets	160
Total Liabilities	0
Total Stockholder’s Equity	160

Accumulated From April 29, 2008
(Inception) to March 31, 2012 ($)
Statement of Operations (Unaudited)
Total Expenses	209,470
Net Loss for the Period	209,470

March 31, 2011 ($)
Financial Summary (Unaudited)
Cash and Deposits	160
Total Assets	160
Total Liabilities	0
Total Stockholder’s Equity	160

Accumulated From April 28, 2008
(Inception) to March 31, 2011 ($)
Statement of Operations (Unaudited)
Total Expenses	20,239
Net Loss for the Period	20,239

 RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated December 31, 2011, our independent auditors stated that our financial statements for the period from inception April 29, 2008 through December 31, 2011 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

We were formed April 29, 2008 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are a development stage company with limited operating results to date. Since we do not have an established operating history or regular sales yet, you will have no basis upon which to evaluate our ability to achieve our business objectives.

The absence of any significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our services. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We are currently in the early stages of developing our business. There can be no assurance that at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	Competition
●	Ability to anticipate and adapt to a competitive market;
●	Ability to effectively manage expanding operations; amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
●	Dependence upon key personnel to market and sell our services and the loss of one of our key managers may adversely affect the marketing of our services.

Our business strategy may not be successful and we may not successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

Conflicts of interest between the Company and its officer and director may impede the operational ability of the Company.

Our sole director and CEO, Mr. John Wallin is engaged in outside business activities, he has been the CEO and director of Synergistic Holdings, LLC since 2009, the Company’s majority shareholder and Licensor of the Company’s technology, which may result in a conflict of interest in allocating his time between our operations and his other business activities. Although Mr. Wallin has a full time employment agreement with the Company his other business affairs may require him to devote more substantial amounts of time to such affairs, it could limit his ability to devote time to our affairs and could have a negative impact on our ability efficiently operate the Company. As a result, conflicts of interest may arise that can be resolved only through Mr. Wallen’s exercise of such judgment as is consistent with his fiduciary duties to the Company and he is legally required to make the decision based upon the best interests of the Company and the Company's other shareholders, rather than his own personal pecuniary benefit.

We are a development stage company and are substantially dependent on a third party

The Company is a development stage Company and is currently substantially dependent upon technology licensed from Synergistic Holdings, LLC moreover, since demand for our Synergistic Holdings, LLC technology acquired has, to the Company’s knowledge, not been deployed by any other companies. . The events or circumstances that may prevent the accomplishment of our business objectives, include, without limitation, (i) the fact that, if we do not raise a minimum of US $5,000,000 of additional funding by October 13, 2012, an additional $7,500,000 by April 13, 2013, an additional $10,000,000 April 13, 2014 and an additional $7,500,000 by April 13, 2015 equaling the minimum funding requirement of $30,000,000 for the advancement of its licensed technology over the next three years it will lose its rights to the technology.

We have no profitable operating history and May Never Achieve Profitability

From inception (April 29, 2008) through December 31, 2011, the Company has an accumulated deficiency during the development stage of $176,081notwithstanding the fact that the principals of the Company have worked without salary and the Company has operated with minimal overhead. We are an early stage company and have a limited history of operations and have not generated revenues from operations since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, and unanticipated difficulties regarding the marketing and sale of our services. We may not ever generate significant commercial sales or achieve profitability. Should this be the case, our common stock could become worthless and investors in our common stock or other securities could lose their entire investment.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of : (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii)  the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer.  We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We have a need to raise additional capital

The Company will not be able to commercialize its technology without additional capital, if we do not raise additional funds of at least $30 million for the advancement of its licensed technology over the next three years it will lose its rights to the technology. The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License. Funding would be required for staffing, marketing, public relations and the necessary research precedent to expanding the scope of its offering to include the global market. The Company intends to seek at an aggregate of $35,000,000 in this offering through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $9,874,940 will be used for management, sales and marketing, $17,680,122 will be used for infrastructure and software fees and an estimated $4,417,978 will be spent on legal, accounting, rent and other payables leaving $3,026,960 in reserve for increased working capital.

It’s estimated the minimum amount of capital the company needs to raise over the next twelve months is $1 million to continue operations. There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for content delivery and achieve its Business Plan. Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $35,000,000 estimated to be required.

Dependence on our Management, without whose services Company business operations could cease.

At this time, our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us.. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our officers and director devote full time to the Company’s business.

The Company has three full-time devoted officers, based upon growth; we will employ additional management and staff.  With only three fulltime devoted officers and director the Company’s business could adversely affect the Company’s business operations and prospects for the future. Without a full-time devoted management team, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Lack of additional working capital may cause curtailment of any expansion plans while raising capital through sale of equity securities would dilute existing shareholders’ percentage of ownership.

Our available capital resources will not be adequate to fund our working capital requirements based upon our present level of operations for the 12-month period subsequent to December 31, 2011. A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our success is substantially dependent on general economic conditions and business trends, particularly in healthcare, a downturn of which could adversely affect our operations

The success of our operations depends to a significant extent upon a number of factors relating to business spending. These factors include economic conditions, activity in the financial markets, general business conditions, personnel cost, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our customers and their continued willingness to work with us in the future. An overall decline in the demand for technology could cause a reduction in our sales and the Company could face a situation where it never achieves sales and thereby be forced to cease operations.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with three full-time employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves. If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Anti-takeover effects of certain provisions of Delaware State law hinder a potential takeover of Accelera Innovations, Inc.

We may be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

For purposes of Delaware law, an “interested stockholder” is any person who that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through (i) Beneficially owns such stock, directly or indirectly; or (ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Delaware’s business combination law is to potentially discourage parties interested in taking control of Accelera Innovations, Inc. from doing so if it cannot obtain the approval of our board of directors.

We incur costs associated with SEC reporting compliance.

We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorney’s fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which, as of May 22, 2012, 21,311,812 shares of common stock were issued and outstanding. We are also authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value, none of which are issued and outstanding. These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below prior investment valuations, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the value of our common stock.

The release of shares from lock-ups and the potential sale of a significant number of shares may significantly negatively affect our stock price.

The selling stockholders under lock-up agreements own 4,104,068shares approximately 19.25% of our stock calculated on a fully diluted basis.  These shares are subject to lock-up agreements that are scheduled to expire at various times during the next 33 months.  If these stockholders attempt to sell a significant portion of their shares shortly after such shares are released from the lock-ups, or if we release a significant portion of the stockholders from their obligations under the lock-up agreements prior to the expiration of the relevant lock-up periods, our stock price could be significantly negatively affected.  The release dates, number of shares being released, and corresponding percentages of our 21,311,812 outstanding shares, are 410,406 shares (1.92%) six (6) months from the date that the Securities and Exchange Commission  (SEC) declares this prospectus of the Company effective (the “Lock-up Period”) and 410,406 shares (1.92%) for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period.

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. There may not be additional financing  available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by the Company may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

Because there is no escrow, trust or similar account, the offering proceeds could be seized by creditors or by a trustee in bankruptcy, in which case investors would lose their entire investment.

Any funds that we raise from our offering of 5,000,000 shares of common stock will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of 5,000,000 shares of common stock in an escrow, trust or similar account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscription funds.  As such, it is possible that a creditor could attach your subscription funds, which could preclude or delay the return of money to you.  If that happens, you will lose your investment and your funds will be used to pay creditors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. Stockholders may never be able to sell shares when desired.  Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected

There is currently no market for our securities and  a market for our common stock may never develop or be listed for trading on any trading exchange. .

The Company’s stock has not been approved for trading on the OTCBB or any other exchange and the Company has not contacted any market makers about applying on behalf of the Company. Therefore, there has not been any established trading market for our common stock and there is currently no market for our securities. Even if we are ultimately approved for trading on the OTC Bulletin Board (“OTCBB”) or other exchange, it is unknown as to the prices at which our common stock will trade if a trading market ever develops.

Our common stock is subject to the Penny Stock Regulations

Once it commences trading (if ever) our common stock could be subject to the SEC's “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock currently has no “market price” and when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the `penny stock` rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and may in the future be subject to price volatility unrelated to our operations

Our common stock has no market price and, if and when a market price is established, could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock (if and when a market price is established) and could impair our ability to raise capital through the sale of our equity securities.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

RISKS RELATED TO OUR INDUSTRY

If physicians and hospitals do not accept our products and services, or delay in deciding whether to purchase our products and services, our business, financial condition and results of operations will be adversely affected.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services requires physicians and hospitals to adopt different behavior patterns and new methods of conducting business and exchanging information. Physicians and hospitals may not integrate our products and services into their workflow and other participants in the healthcare market may not accept our products and services as a replacement for traditional methods of conducting healthcare transactions. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians, hospitals and other healthcare industry participants or if we fail to position our services as a preferred method for information management and healthcare delivery, our business, financial condition and results of operations will be adversely affected.

We may not see the benefits of government programs initiated to accelerate the adoption and utilization of health information technology and to counter the effects of the current economic situation.

While government programs have been initiated to improve the efficiency and quality of the healthcare sector and also counter the effects of the current economic situation, including expenditures to stimulate business and accelerate the adoption and utilization of health care technology,  we may not receive any of those funds. For example, the passage of the Health Information Technology for Economic and Clinical Health Act, or HITECH, under the American Recovery and Reinvestment Act of 2009 (ARRA) authorizes what is expected to be up to almost $30 billion in expenditures, including discretionary funding, to further adoption of electronic health records. Although we believe that our service offerings will meet the requirements of the HITECH Act in order for our clients to qualify for financial incentives for implementing and using our services, there can be no certainty that any of the planned financial incentives, if made, will be made in regard to our services. We also cannot predict the speed at which physicians will adopt electronic health record systems in response to such government incentives, whether physicians will select our products and services or whether physicians will implement an electronic health record system at all. Any delay in the purchase and implementation of electronic health records systems by physicians in response to government programs, or the failure of physicians to purchase an electronic health record system, could have an adverse effect on our business, financial condition and results of operations. It is also possible that Congress will repeal or not fund HITECH or otherwise amend it in a manner that would be unfavorable to our business.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is intensely competitive and is characterized by rapidly evolving technology and product standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. Moreover, we expect that competition will continue to increase as a result of potential incentives provided by the Stimulus and consolidation in both the information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We compete on the basis of several factors, including:

•	Breadth and depth of services;

•	Reputation;

•	Reliability, accuracy and security;

•	Client service;

•	Price; and

•	Industry expertise and experience.
Our principal existing competitors in the physician healthcare information systems and services market include Aprima Medical Software (formerly iMedica Corporation), athenahealth Inc., Cerner Corporation, eClinicalWorks Inc., Emdeon Business Services LLC, Epic Systems Corporation, General Electric Company, McKesson Corporation, Quality Systems, Inc., Sage Software, Inc., The Trizetto Group, Inc., and Wellsoft Corporation.

Our principal existing competitors in the hospital and post-acute healthcare information systems and services market include Cernrner Corporation, eDischarge, Epic Systems Corporation, General Electric Company, Maxsys Ltd., McKesson Corporation, MedHost, Meditech, Midas+, Picis, ProviderLink, Quadramed, Siemens AG and WellSoft. We may not be able to compete successfully against current and future competitors or with the competitive pressures that we face and this could materially adversely affect our business, financial condition and results of operations.

It is difficult to predict the sales cycle and implementation schedule for our software solutions.

The duration of the sales cycle and implementation schedule for our software solutions depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, which is difficult to predict. Our sales and marketing efforts with respect to hospitals and large health organizations generally involve a lengthy sales cycle due to these organizations' complex decision-making processes. Additionally, in light of increased government involvement in healthcare, and related changes in the operating environment for healthcare organizations, our potential customers may react by curtailing or deferring investments, including those for our services. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase and our revenues could decrease, which could harm our business, financial condition and results of operations. If customers take longer than we expect to implement our solutions, our recognition of related revenue would be delayed, which would adversely affect our business, financial condition and results of operations.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers' requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We may not  be able to expend  our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers' requirements.

Competition for our employees could be intense, and we may not be able to attract and retain the highly skilled employees we need to support our business.

Our ability to provide high-quality services to our clients depends in large part upon our employees' experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the healthcare and health information technology industries. We compete with a number of companies for experienced personnel and many of these companies, including clients and competitors, have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to clients and competitors who may seek to recruit them and increases the costs of replacing them. If we fail to retain our employees, the quality of our services could diminish, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully introduce new products or services or fail to keep pace with advances in technology, our business, financial condition and results of operations will be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and increasingly aggressive industry standards and introduce new products and services accordingly. We may not be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the health information technology market is characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers' requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business could suffer.

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic relationships.

To be successful, we must establish strategic relationships with leaders in a number of healthcare and health information technology industry segments. This is critical to our success because we believe that these relationships contribute towards our ability to:
•	Extend the reach of our products and services to a larger number of physicians and hospitals and to other participants in the Healthcare industry;

•	Develop and deploy new products and services;

•	Further enhance the Accelera Innovations brand; and

•	Generate additional revenue and cash flows.
Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors. We will depend, in part, on our strategic partners' ability to generate increased acceptance and use of our products and services. If we fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business, financial condition and results of operations may suffer.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations.

If our products fail to perform properly due to errors or similar problems, our business could suffer.

Complex software, such as ours, often contains defects or errors, some of which may remain undetected for a period of time. It is possible that such errors may be found after the introduction of new software or enhancements to existing software. We continually introduce new solutions and enhancements to our solutions, and, despite testing by us, it is possible that errors may occur in our software. If we detect any errors before we introduce a solution, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover software errors that affect our new or current solutions or enhancements until after they are deployed, we would need to provide enhancements to correct such errors. Errors in our software could result in:

•	Harm to our reputation;

•	Lost sales;

•	Delays in commercial releases;

•	Product liability claims;

•	Delays in or loss of market acceptance of our solutions;

•	License terminations or renegotiations; and

•	Unexpected expenses and diversion of resources to remedy errors.
Furthermore, our customers might use our software together with products from other companies or those that they have developed internally. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology products. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. In addition to existing trademark, trade secret and copyright law, we protect our proprietary rights through confidentiality agreements and technical measures. We generally do not have any patents on our technology. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. Nonetheless, in some instances, third parties may have access to source-code versions of software. Furthermore, our use and distribution of open source software and modules in connection with our business also presents risks. Open source commonly refers to software whose source code is subject to a license allowing it to be modified, combined with other software and redistributed, subject to restrictions set forth in the license. We cannot be certain that, under the terms of those licenses, our software will not become publicly available or that we will be found to be in material compliance with such agreements. The steps we have taken may not have and may not continue to prevent misappropriation of our technology and misappropriations of our intellectual property have occurred in the past. Misappropriation of our intellectual property could have an adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of infringement, misappropriation or other violations of third-party intellectual property rights. We may incur substantial costs and the diversion of management's time and attention as a result and an adverse decision could have a negative impact on our business.

If we are deemed to infringe, misappropriate or violate the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We are and may continue to be subject to intellectual property infringement, misappropriation or other intellectual property violation claims as our applications' functionality overlaps with competitive products and third parties may claim that we do not own or have rights to use all intellectual property rights used in the conduct of our business. We do not believe that we have infringed or are infringing on any valid or enforceable proprietary rights of third parties. However, claims may be occasionally asserted against us, and may have  infringements, misappropriation or claims alleging intellectual property violations asserted against us in the future. We could incur substantial costs and diversion of management resources defending any such claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, our licenses for any intellectual property of third parties that might be required for our products or services may not be available on commercially reasonable terms, or at all. Such claims also might require indemnification of our clients at significant expense.

If our content and service providers fail to perform adequately, or to comply with laws, regulations or contractual covenants, our reputation and our business, financial condition and results of operations could be adversely affected.

We will depend on independent content and service providers for communications and information services and for many of the benefits we provide through our software applications and services, including the maintenance of managed care pharmacy guidelines, drug interaction reviews, the routing of transaction data to third-party payers and the hosting of our applications. Our ability to rely on these services could be impaired as a result of the failure of such providers to comply with applicable laws, regulations and contractual covenants, or as a result of events affecting such providers, such as power loss, telecommunication failures, software or hardware errors, computer viruses and similar disruptive problems, fire, flood and natural disasters. Any such failure or event could adversely affect our relationships with our customers and damage our reputation. This would adversely affect our business, financial condition and results of operations. In addition, we may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure. We also rely on independent content providers for the majority of the clinical, educational and other healthcare information that we provide. In addition, we depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. If these parties fail to develop and maintain high quality, attractive content, the value of our brand and our business, financial condition and results of operations could be impaired.

We may be liable for use of content we provide.

We will provide content for use by healthcare providers in treating patients. Third-party contractors provide us with most of this content. If this content is incorrect or incomplete, adverse consequences, including death, may occur and give rise to product liability and other claims against us. In addition, certain of our solutions provide applications that relate to patient clinical information, and a court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third party site that a consumer accesses through our websites, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. While we intend to have product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

Our business relies on electronic transmission of confidential patient and other information. We believe that any well-publicized compromise of our network security or a misappropriation of patient information or other data would adversely affect our reputation and would require us to devote significant financial and other resources to alleviate such problems. In addition, our existing or potential customers could be deterred from using our products and services, and we could be subject to liability and regulatory action. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information, such as patient records or credit information.

If we are forced to reduce our prices, our business, financial condition and results of operations could suffer.

We may be subject to pricing pressures with respect to our future sales arising from various sources, including practices of managed care organizations, group purchasing arrangements made through government programs such as the Regional Extension Centers, and government action affecting reimbursement levels affecting physicians, hospitals, home health professionals or any combination thereof under Medicare, Medicaid and other government health programs. Our potential customers and the other entities with which we may have a business relationship are affected by changes in statutes, regulations and limitations in governmental spending for Medicare, Medicaid and other programs. Recent government actions and future legislative and administrative changes could limit government spending for the Medicare and Medicaid programs, limit payments to hospitals and other providers, increase emphasis on competition, impose price controls, initiate new and expanded value-based reimbursement programs and create other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations would be adversely affected. In addition, because cash from sales will fund some of our working capital requirements, reduced profitability could require us to raise additional capital sooner than we would otherwise need.

The Health Information Technology for Economic and Clinical Health Act (HITECH) is resulting in new business imperatives, and failure to provide our clients with health information technology systems that are "certified" under HITECH could result in breach of some client obligations and put us at a competitive disadvantage.

HITECH, which is part of the American Recovery and Reinvestment Act of 2009 (ARRA), provides financial incentives for hospitals and doctors that demonstrate that they are "meaningful electronic health record users," and mandates use of health information technology systems that are "certified" according to technical standards developed under the supervision of the Secretary of the Department of Health and Human Services. HITECH also imposes certain requirements upon governmental agencies to use, and requires health care providers, health plans, and insurers contracting with such agencies to use, systems that are certified according to such standards. HITECH can adversely affect our business in at least three ways. First, if the Company invests and continue to invest in conforming our applicable clinical software to these standards and further significant investment will be required as certification standards evolve (the full Stage 2 requirements, for instance, are still in their early stages). Second,  new client prospects  may require us to agree that our software will be certified according to applicable HITECH technical standards so that, assuming clients properly use the electronic health record software and satisfy the "meaningful use" and other requirements of HITECH, they will qualify for available incentive payments. We plan to meet these requirements as part of our normal software maintenance obligations, and failure to comply could result in costly contract breach and jeopardize our relationships with clients who are relying upon us to provide certified software. Third, if for some reason we are not able to comply with these HITECH standards in a timely fashion after their issuance, our offerings will be at a severe competitive disadvantage in the market to the offerings of other electronic health record vendors who have complied.

Changes in interoperability standards applicable to our software could require us to incur substantial additional development costs.

Our potential clients and the industry leaders enacting regulatory requirements are concerned with and often require that our software solutions and healthcare devices be interoperable with other third party health IT suppliers. Market forces or governmental/regulatory authorities could create software interoperability standards that would apply to our solutions, and if our software solutions and/or healthcare devices are not consistent with those standards, we could be forced to incur substantial additional development costs. The Certification Commission for Health Information Technology (CCHIT) has developed a comprehensive set of criteria for the functionality, interoperability and security of various software modules in the health IT industry. CCHIT, however, continues to modify and refine those standards. Achieving CCHIT certification is becoming a competitive requirement, resulting in increased software development and administrative expense to conform to these requirements. These standards and specifications, once finalized, will be subject to interpretation by the entities designated to certify such technology. We will incur increased development costs in delivering solutions if we need to upgrade our software and healthcare devices to be in compliance with these varying and evolving standards, and delays may result in connection therewith. If our software solutions and healthcare devices are not consistent with these evolving standards, our market position and sales could be impaired and we may have to invest significantly in changes to our software solutions and healthcare devices, although we do not expect such costs to be significant in relation to the overall development costs for our solutions.

We are subject to a number of existing laws, regulations and industry initiatives, non-compliance with certain of which could materially adversely affect our operations or otherwise adversely affect our business, financial condition and results of operations, and we are susceptible to a changing regulatory environment.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of this regulation on us is direct, to the extent we are ourselves subject to these laws and regulations, and is also indirect in that, in a number of situations, even though we may not be directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability under the theory that we had assisted our customers in a violation of healthcare laws or regulations. Because our business relationships with physicians will be unique and the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our customers is uncertain. Indeed, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals, and laws related to distribution and marketing, including off-label promotion of prescription drugs that may be directly or indirectly applicable to our operations and relationships or the business practices of our customers. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

Specific risks include, but are not limited to, risks relating to:

Patient Information. As part of the operation of our business, our customers may provide to us patient-identifiable medical information related to the prescription drugs that they prescribe and other aspects of patient treatment. Government and industry legislation and rulemaking, especially HIPAA, HITECH and standards and requirements published by industry groups such as the Joint Commission on Accreditation of Healthcare Organizations, require the use of standard transactions, standard identifiers, security and other standards and requirements for the transmission of certain electronic health information.

National standards and procedures under HIPAA include the "Standards for Electronic Transactions and Code Sets" (the Transaction Standards); the "Security Standards" (the Security Standards); and the "Standards for Privacy of Individually Identifiable Health Information" (the Privacy Standards). The Transaction Standards require the use of specified data coding, formatting and content in all specified "Health Care Transactions" conducted electronically. The Security Standards require the adoption of specified types of security for certain patient identifiable health information (called Protected Health Information). The Privacy Standards grant a number of rights to individuals as to their Protected Health Information and restrict the use and disclosure of Protected Health Information by Covered Entities, defined as "health plans," "health care providers, "and "health care clearinghouses." We have reviewed our potential activities and believe that we are a Covered Entity to the extent that we will maintain a "group health plan" for the benefit of our employees. We have taken steps we believe to be appropriate and required to bring our group health plan into compliance with HIPAA and HITECH. For our operating functions, we believe that we are a hybrid entity, with both covered and non-covered functions under HIPAA. The Payerpath portion of our business qualifies as a health care clearinghouse when it files electronic health care claims on behalf of health care providers that are subject to HIPAA and HITECH and we have instituted policies and procedures to comply with HIPAA and HITECH in that role. With respect to our other business functions, we do not believe we are a Covered Entity as a health care provider or as a health care clearinghouse; however, the definition of a health care clearinghouse is broad and we cannot offer any assurance that we could not be considered a health care clearinghouse under HIPAA or that, if we are determined to be a healthcare clearinghouse, the consequences would not be adverse to our business, financial condition and results of operations. In addition, certain provisions of the Privacy and Security Standards apply to third parties that create, access, or receive Protected Health Information in order to perform a function or activity on behalf of a Covered Entity. Such third parties are called "Business Associates." Covered Entities must have a written "Business Associate Agreement" with such third parties, containing specified written satisfactory assurances, consistent with the Privacy and Security Standards and HITECH and its implementing regulations, that the third party will safeguard Protected Health Information that it creates or accesses and will fulfill other material obligations. Most of our potential customers are Covered Entities, and we will function in many of our relationships as a Business Associate of those customers. We would face liability under our Business Associate Agreements and HIPAA and HITECH if we do not comply with our Business Associate obligations and applicable provisions of the Privacy and Security Standards and HITECH and its implementing regulations. The penalties for a violation of HIPAA or HITECH are significant and could have an adverse impact upon our business, financial condition and results of operations, if such penalties ever were imposed. Additionally, Covered Entities that are providers are required to adopt a unique standard National Provider Identifier, or NPI, for use in filing and processing health care claims and other transactions. Subject to the discussion set forth above, we believe that the principal effects of HIPAA are, first, to require that our systems be capable of being operated by us and our potential customers in a manner that is compliant with the various HIPAA standards and, second, to require us to enter into and comply with Business Associate Agreements with our Covered Entity customers.

For most Covered Entities, the deadlines for compliance with the Privacy Standards and the Transaction Standards occurred in 2003. Covered Entities, with the exception of small health plans (as that term is defined by the Privacy Standards), were required to be in compliance with the Security Standards by April 20, 2005 and to use NPIs in standard transactions no later than the compliance dates, which was May 23, 2007, for all but small health plans, and May 23, 2008 for small health plans. We have policies and procedures that we believe comply with federal and state confidentiality requirements for the handling of Protected Health Information that we receive and with our obligations under Business Associate Agreements. In particular, we believe that our systems and products are capable of being used by or for our potential customers in compliance with the Transaction Standards and Security Standards and are capable of being used by or for our potential customers in compliance with the NPI requirements. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of Protected Health Information, we could be subject to civil and/or criminal liability, fines and lawsuits, termination of our potential customer contracts or our operations could be shut down. Moreover, because all HIPAA Standards and HITECH implementing regulations and guidance are subject to change or interpretation, we cannot predict the full future impact of HIPAA or HITECH on our business and operations. In the event that the HIPAA or HITECH standards and compliance requirements change or are interpreted in a way that requires any material change to the way in which we do business, our business, financial condition and results of operations could be adversely affected. Additionally, certain state laws are not preempted by HIPAA and HITECH and may impose independent obligations upon our customers or us. Additional legislation governing the acquisition, storage and transmission or other dissemination of health record information and other personal information, including social security numbers, has been proposed at the state level. There may be  changes to state or federal laws that could materially restrict the ability of providers to submit information from patient records using our products and services.

Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing (ePrescribing), which refers to the electronic routing of prescriptions to pharmacies and the ensuing dispensation, is governed by state and federal law, including fraud and abuse laws. States have differing prescription format requirements, which we have programmed into our software. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of certain prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Restrictions exist at the Federal level, however, on the use of ePrescribing for controlled substances and certain other drugs, including a new regulation enacted by the Drug Enforcement Association (DEA) in mid-2010. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect many additional states to directly address these areas with regulation in the near future. In addition, on November 7, 2005, the Department of Health and Human Services published its final "E-Prescribing and the Prescription Drug Program" regulations (E-Prescribing Regulations). These regulations are required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) and became effective beginning on January 1, 2006. The E-Prescribing Regulations consist of detailed standards and requirements, in addition to the HIPAA Standard discussed above, for prescription and other information transmitted electronically in connection with a drug benefit covered by the MMA's Prescription Drug Benefit. These standards cover not only transactions between prescribers and dispensers for prescriptions but also electronic eligibility and benefits inquiries and drug formulary and benefit coverage information. The standards apply to prescription drug plans participating in the MMA's Prescription Drug Benefit. Other rules governing ePrescribing apply to other areas of Medicare and to Medicaid. The Medicare Improvements for Patients and Providers Act of 2008 (MIPPA) authorized a new and separate incentive program for individual eligible professionals who are successful electronic prescribers as defined by MIPPA. This incentive program is separate from and is in addition to the quality reporting incentive program authorized by Division B of the Tax Relief and Health Care Act of 2006—Medicare Improvements and Extension Act of 2006 and which is known as the Physician Quality Reporting Initiative (PQRI). Eligible professionals do not need to participate in PQRI to participate in the ePrescribing Incentive Program, and both programs remain in effect in 2011 assuming compliance with certain requirements. To the extent that these new initiatives and regulations foster the accelerated adoption of ePrescribing and the Company is in the ePrescribing space, our business benefits from these incentive programs. But, HITECH is the most prominent incentive program since its passage, reducing the impact the MIPPA and PQRA programs have in spurring greater adoption of ePrescribing or other health information technology. Moreover, regulations in this area impose certain requirements which can be burdensome and evolve regularly, meaning that any potential benefits may be reversed by a newly-promulgated regulation that adversely affects our business model. Aspects of our clinical products could be affected by such regulation because of the need of our potential customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also are subject, as discussed above, to future legislation and regulations concerning the development and marketing of healthcare software systems or requirements related to product functionality. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.

Electronic Health Records. A number of important federal and state laws govern the use and content of electronic health record systems, including fraud and abuse laws that may affect the donation of such technology. As a company that provides electronic health record systems to a variety of providers of healthcare, our systems and services must be designed in a manner that facilitates our potential customers' compliance with these laws. Because this is a topic of increasing state and federal regulation, we continue to monitor legislative and regulatory developments that might affect our business practices as they relate to electronic health record systems, revenue cycle management systems, ePrescribing and others. We cannot predict the content or effect of possible future regulation on our business practices.

Claims Transmission. Our system could electronically transmits claims for prescription medications dispensed by physicians to patients' payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit, or cause to be submitted, a claim to any payer, including, without limitation, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We intend to have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our potential customers is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. As discussed above, the HIPAA Transaction Standards and the HIPAA Security Standards also affect our claims transmission services, since those services must be structured and provided in a way that supports our customers' HIPAA compliance obligations. Furthermore, to the extent that there is some type of security breach, it could have a material adverse effect on our business.

Medical Devices. Certain computer software products are regulated as medical devices under the Federal Food, Drug, and Cosmetic Act. On February 15, 2011, the U.S. Food and Drug Administration (FDA) issued a final rule classifying Medical Device Data Systems from Class III to Class I medical devices under the Federal Food, Drug, and Cosmetic Act. We will evaluate what effect, if any, the rule has on our products. To the extent that any of our products meet the definition of a Medical Device Data System, we, as a manufacturer of such products, would be required to register and list our products with the FDA. In addition, Medical Device Data System products would be subject to the Federal Food, Drug, and Cosmetic Act's general controls, including those relating to good manufacturing practices and adverse event reporting. The FDA can impose extensive requirements governing product design controls and quality assurance processes. Failure to comply with FDA requirements can result in criminal and civil fines and penalties, product seizure, injunction, and civil monetary policies—each of which could have an adverse effect on our business. The FDA may become increasingly active in regulating computer software intended for use in healthcare settings. Depending on the product, we could be required to notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products or obtain FDA approval by demonstrating safety and effectiveness before marketing a product. Depending on the intended use of a device, the FDA could require us to obtain extensive data from clinical studies to demonstrate safety or effectiveness or substantial equivalence. If the FDA requires these data, we could be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete. We cannot provide assurances that the FDA will approve or clear a device after the completion of such trials. In addition, these products would be subject to the Federal Food, Drug and Cosmetic Act's general controls. The FDA can impose extensive requirements governing pre- and post-market conditions like approval, labeling and manufacturing.

Additionally, recently enacted public laws reforming the U.S. healthcare system may have an impact on our business. The Patient Protection and Affordable Care Act (H.R. 3590; Public Law 111-148) ("PPACA") and The Health Care and Education Reconciliation Act of 2010 (H.R. 4872) (the "Reconciliation Act"), which amends the PPACA (collectively the "Health Reform Laws"), were signed into law in March 2010. The Health Reform Laws contain various provisions which may impact us and our potential customers. Some of these provisions may have a positive impact by implementing reimbursement programs that reward providers for patient-centered, health IT-dependent activities (e.g., Accountable Care Organizations), for example, while others, such as reductions in reimbursement for certain types of providers, may have a negative impact due to fewer available resources. Increases in fraud and abuse penalties may also adversely affect participants in the health care sector, including us.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our potential customers and the other entities with which we have a business relationship. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our potential customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, the government has signaled increased enforcement activity targeting healthcare fraud and abuse, which could adversely impact our business, either directly or indirectly. To the extent that our potential customers, most of whom are providers, may be affected by this increased enforcement environment, our business could correspondingly be affected. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to  potential customers and curtailing broad acceptance of our products and services. Further examples of government involvement could include requiring the standardization of technology relating to electronic health records, providing potential customers with incentives to adopt electronic health record solutions or developing a low-cost government sponsored electronic health record solution, such as the VistA-Office electronic health record. Additionally, certain safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to the federal Stark law may alter the competitive landscape. These safe harbors and exceptions are intended to accelerate the adoption of electronic prescription systems and electronic health records systems, and therefore provide new and attractive opportunities for us to work with hospitals and other donors who wish to provide our solutions to physicians. At the same time, such safe harbors and exceptions may result in increased competition from providers of acute electronic health record solutions, whose hospital customers may seek to donate their existing acute electronic health record solutions to physicians for use in ambulatory settings.

If the electronic healthcare information market fails to develop as quickly as expected, our business, financial condition and results of operations will be adversely affected.

The electronic healthcare information market is in the early stages of development and is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. We expect that additional companies will continue to enter this market, especially in response to recent government subsidies. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. There may not be a market for our products and services that will develop and, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business, financial condition and results of operations will be adversely affected.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Our business strategy includes expansion into markets outside North America, which will require increased expenditures and if our international operations are not successfully implemented, such expansion may cause our operating results and reputation to suffer.

We intend on working to expand operations in markets outside North America.  These efforts may not be  successful. We have limited experience in marketing, selling, implementing and supporting our software abroad. Expansion of our international sales and operations will require a significant amount of attention from our management, establishment of service delivery and support capabilities to handle that business and commensurate financial resources, and will subject us to risks and challenges that we would not face if we conducted our business only in the United States. We may not generate sufficient revenues from international business to cover these expenses. The risks and challenges associated with operations outside the United States may include: the need to modify our software to satisfy local requirements and standards, including associated expenses and time delays; laws and business practices favoring local competitors; compliance with multiple, conflicting and changing governmental laws and regulations, including healthcare, employment, tax, privacy, healthcare information technology, and data and intellectual property protection laws and regulations; laws regulating exports of technology products from the United States; fluctuations in foreign currency exchange rates; difficulties in setting up foreign operations, including recruiting staff and management; and longer accounts receivable payment cycles and other collection difficulties. One or more of these requirements and risks may preclude us from operating in some markets.

Foreign operations subject us to numerous stringent U.S. and foreign laws, including the Foreign Corrupt Practices Act, or FCPA, and comparable foreign laws and regulations that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. As we expand our international operations, there is some risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors, which could constitute a violation by Eclipsys of various laws including the FCPA, even though such parties are not always subject to our control. Safeguards we implement to discourage these practices may prove to be less than effective and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, including class action law suits and enforcement actions from the SEC, Department of Justice and overseas regulators.

Foreign operations present certain additional risks, including:

•	The general economic and political conditions existing in those countries;

•	Difficulties in staffing and managing our foreign offices, and the increased travel, infrastructure and legal and compliance costs associated with multiple international locations;

•	Devaluations and fluctuations in currency exchange rates;

•	Imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

•	Imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

•	Imposition or increase of investment and other restrictions by foreign governments;

•	Longer payment cycles; and

•	Greater difficulties in accounts receivable collection.
USE OF PROCEEDS

Our public offering of 5,000,000 is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The net proceeds to us from the sale of up to 5,000,000 shares offered at a public offering price of $7.00 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $21,234.00 for legal, accounting, printing and other costs in connection with this offering (see “Other Expenses of Issuance and Distribution” in Part II). We will not receive any proceeds from the sale of shares by the selling shareholders. We will not maintain an escrow account for the receipt of proceeds from the sale of our shares.

The Company will not be able to commercialize its technology without additional capital, if we do not raise additional funds of at least $30 million for the advancement of its technology over the next three years it could lose its rights to the technology. The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License. Funding would be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek  $35,000,000 in this offering through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. The Company therefore intends to raise  $35,000,000  in this offering, the proceeds of which are estimated to be utilized as follows:

The following table sets forth the uses of proceeds from the primary offering would be used assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $35,000,000 as anticipated.

Percent of total shares offered	25%	50%	75%	100%

Shares Sold	$1,250,000	$2,500,000	$3,750,000	$5,000,000

Gross Proceeds from offering	8,750,000	17,500,000	26,250,000	35,000,000
Less offering expenses (1)	21,234	21,234	21,234	21,234
Net offering proceeds	8,728,766	17,478,766	26,228,766	34,978,766

Use of Net Proceeds

Management, Business Development and related expenses:
Management (2)	800,000	1,155,062	1,875,000	2,500,000
Business Development (3)	900,000	1,300,000	4,424,964	7,374,940
Infustructure and Software expenditures:
Infustructure	1,500,000	2,300,000	3,108,000	5,180,000
Software	2,500,000	5,300,000	9,397,098	12,500,000
Other expenditures:

Advertising and Public Relations	2,000,000	2,000,000	2,000,000	2,000,000
Working Capital Regulatory Costs (EDGAR, PRINTING etc.)	15,000	15,000	15,000	15,000

Legal	25,000	25,000	25,000	25,000
Accounting	13,000	13,000	13,000	13,000
Other – Payroll, Office & Miscellaneous	975,766	2,360,643	2,360,643	2,360643
Reserve for special projects		1,000.000	1,000,000	1,000,000
Sub-total for Working Capital	8,728,766	15,468,705	24,218,705	32968,705

Unallocated working capita l *	0	2,010,061	2,010,061	2,010,061

Total Use of Proceeds	$8,728,766	$17,478,766	$26,228,766	$34,978,766
________________

(1)	Such $21,234 of offering expenses consisting of an SEC registration fee of $7,586.30, transfer agent fees of $1,000, legal fees of $9,237.70, accounting fees of $3,000, printing costs of 100 and miscellaneous costs of $310.

(2)
Includes base compensation, benefits and expenses for director-level, and above, domestic and international employees over a two year time frame with the number of management team members (12) ramping up commensurate with the staff build-up. Of the total, 65% is for base compensation, 13% for benefits and taxes, and 22% for expenses.

(3)
Compensation for an estimated domestic and international marketing staff ramping up to 16 full-time-equivalent (FTE) business development (marketing) employees over a two-year time frame. Of the total, 80% is for base compensation (average salary, $60,000); with 20% for benefits and taxes. This also includes the marketing cost.

We expect to use the proceeds from this offering, in order of priority, for the deployment of our technology into new metropolitan markets with an estimated expenditure of approximately $16 million through December 31, 2012, and approximately $19 million through December 31, 2013 for general corporate purposes, for which proceeds we have an estimated plan. The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, facilitate future access to public equity markets, increase awareness of our company among potential customers, expand into new metropolitan markets, broaden our scope of care, and improve our competitive position. We believe that the net proceeds from this offering, our existing cash resources and interest on these funds will be sufficient to meet our projected operating requirements.

Pending use as described above, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund the development and expansion of our business.

DETERMINATION OF THE OFFERING PRICE

The offering price of the 5,000,000 shares being offered has been determined arbitrarily by us.  The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company.  In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.  We will not receive any of the proceeds from the sale of the 4,456,880 common shares being offered for sale by the selling stockholders, which 4,103,368 shares of our common stock may be offered and sold from time to time by the selling stockholders after the expiration of the 180 day lockup and leak-out agreement described below .  The selling shareholders will sell our shares at $7.00 per share until our shares are quoted on the OTCBB or other U.S. trading exchange if ever, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by us.

 SELLING STOCKHOLDERS

The common shares being offered for resale by the 89 selling stockholders consist of 4,456,880 shares of  our common stock, $0.0001 par value. The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering by existing stockholders contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The selling stockholders listed below are selling a total of 4,456,880 shares representing (20.91%)  of the 21,311,812  issued and outstanding shares of common stock. The selling stockholders marked with an asterisk (*) below hold 4,103,368 shares (the “Lock-up Shares”) of the 4,456,880 held by the selling stockholders, the 4,103,368 shares are subject to lock-up agreements.  These shares are subject to lock-up agreements that are scheduled to expire at various times during the next 33 months.  Under the terms of the lock-up agreements, the Lock-up Shares cannot be sold or transferred for a period of six (6) months (the “Lock-up Period”) from the date that the Securities and Exchange Commission  (SEC) declares this prospectus of the Company effective (the “Effective Date”).  On the date of expiration of the Lock-up Period and for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period, the aggregate number of Lock-Up Shares that may be sold or transferred in the three-month period after the date of expiration of the Lock-up Period and in any such three-month period shall not exceed (i) that number of Lock-up Shares equal to 10% of the Stockholder’s Lock-up Shares held on the Effective Date (the “10% Limit”), for any Stockholder who is not an affiliate of the Company and (ii) the maximum amount permitted under applicable law or regulation for any Stockholder who is an “affiliate” in any 90-day period, provided that such maximum amount does not exceed the 10% Limit. The release dates, number of shares being released, and corresponding percentages of our 21,311,812 outstanding shares, are 410,336 shares (1.92%) six (6) months after the Lock-up Period and 410,336 shares (1.92%) for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period.

The percentages below are calculated based on 21,311,812 shares of our common stock issued and outstanding as of the date of this prospectus.  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

Name of Selling Shareholder	Shares Owned Before the Offering	Beneficial Ownership within 60 days	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete

Synergistic Holdings (1)	8,096,632		100,000	7,996,632	37.52%
Voidical, LLC (2)	4,250,000		100,000	4,150,000	19.47%
Accelerated Venture Partners LLC (3)	3,500,000		100,000	3,400,000	15.95%
Rajiv Dhiman	2,500		2,500	0	0
James R. Millikan (4)	400,500	33,333	500	433,333	2.03%
Harold F. Constant	6,000		6,000	0	0
Gary and Susan Paulson	500		500	0	0
Mattio and Russell Corpolongo	500		500	0	0
Franklin D. Swann Jr. and Maria B. Swann	12,500		12,500	0	0
John F. Wallin and Linda S. Wallin (5)	706,000	52,232	6,000	752,232	3.55%
Scott Smith	2,000		2,000	0	0
Kristine L. Melby-Smith	500		500	0	0
William Lane Kannenberg	500		500	0	0
Jon Nehls	2,500		2,500	0	0
Dennis Beck	500		500	0	0
Geoff and Nancy Thompson	6,337		6,337	0	0
Sonja K. O’Connell	500		500	0	0
James L. Sturm	500		500	0	0

Name of Selling Shareholder	Shares Owned Before the Offering	Beneficial Ownership within 60 days	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete

Patrick J. Blasi	100		100	0	0
Daniel Freeman	500		500	0	0
Vicki Freeman	500		500	0	0
Salena Sparrey	375		375	0	0
Nicole Camporese	250		250	0	0
Aubrey Sparrey	375		375	0	0
Kelly Swann	750		750	0	0
Erica Swann	750		750	0	0
Tyler Swann	750		750	0	0
Camryn Swann	750		750	0	0
Brianna Sparrey	375		375	0	0
Donald Jensen	500		500	0	0
Raleigh C. Kone	500		500	0	0
Mary Heib living Trust (6)	500		500	0	0
James A. Leach	500		500	0	0
Allen E Orr Jr.	500		500	0	0
Mike Vincent	1,000		1,000	0	0
Ronald I. and Margaret J. Johnson	5,000		5,000	0	0
Cynthia Boerum (7)	200,000	33,333	500	233,333	1.12%
John A. Wallin	500		500	0	0
Thaddeus E. Augustyn	2,500		2,500	0	0

Name of Selling Shareholder	Shares Owned Before the Offering	Beneficial Ownership within 60 days	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete

Eric McElroy	500		500	0	0
Mildred Augustyn	1,000		1,000	0	0
Gordon and Eleanor Heiner	1,000		1,000	0	0
Mary Constant, Living Trust *(8)	100,500		100,500	0	0
Thomas and Geri Yarka *	3,000		3,000	0	0
Kristen Yarka *	500		500	0	0
Kaitlyn Yarka *	500		500	0	0
Franklin D. Swann and Maria B. Swann *	2,500		2,500	0	0
Angelo and Kathy Lombardo *	1,500		1,500	0	0
Steven Streit *	850		850	0	0
Craig Lezatte *	3,000		3,000	0	0
Sue Kelly *	112,750		112,750	0	0
Mark McMillan *	100,000		100,000	0	0
Kelly Holcomb *	50,000		50,000	0	0
Jason Eckmann *	100,000		100,000	0	0
Deb Groth *	50,000		50,000	0	0	0
Maureen Johnson *	500,000		500,000	0	0
Patricia Griffin *	500,000		500,000	0	0
Jodi Milbradt *	25,000		25,000	0	0
Rhea Kuzmanich *	122,837		122,837	0	0
Dan and Jackie Biallas *	22,211		22,211	0	0

Name of Selling Shareholder	Shares Owned Before the Offering	Beneficial Ownership within 60 days	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete

Susan Hanley *	50,000		50,000	0	0
Mark Klipsch *	135,056		135,056	0	0
Ervin Eckmann *	27,410		27,410	0	0
Russ Wick *	65,311		65,311	0	0
Kathy Wasinski *	107,858		107,858	0	0
Paul Giordano *	30,504		30,504	0	0
Russ Corpolongo *	330,188		330,188	0	0
Greg Bichler *	275,407		275,407	0	0
Barb Ford *	17,484		17,484	0	0
Tracy and Joe Labriola *	69,936		60,936	0	0
Steve and Karen Curran *	59,955		59,955	0	0
Tim and Denise Cocco *	13,699		13,699	0	0
Dave Fergie *	24,825		24,825	0	0
Heather and Brad Bombardir *	34,968		34,968	0	0
Lee Jerome *	38,573		38,573	0	0
Joe Ford *	1,750		1,750	0	0
Mary Ellen Griffin *	100,000		100,000	0	0
Steve Hook *	80,423		80,423	0	0
Karen Doyle *	2,862		2,862	0	0
Earl Kopriva *	350,000		350,000	0	0
Cheryl Burton *	50,000		50,000	0	0

Name of Selling Shareholder	Shares Owned Before the Offering	Beneficial Ownership within 60 days	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete

Phil Pariso *	80,611		80,611	0	0
Caryl E. Lezatte *	600		600	0	0
Mike Moylan *	50,000		50,000	0	0
Lisa Abbott *	250,000		250,000	0	0
732 Ventures, LLC *(9)	150,000		150,000	0	0
Kristen Melby Smith *	4,500		4,500	0	0
Steve Isaacson *	2,000		2,000	0	0
Vicki and David Gawel *	5,000		5,000	0	0

Total	21,311,812	118,989	4,456,880	16,845,432	79.09%
______________

1)
Voting or investment power for Synergistic Holdings LLC is held in part Geoff and Nancy Thompson as managing members and John Wallin, who has been CEO and director of the Accelera since June 13, 2011.  Mr. Wallin is also the CEO of Synergistic Holding LLC, who acquired its controlling interest in the Company on June 13, 2011.

2)	Voting or investment power for Voidicle, LLC. is held by managing members Jeff and Don Muller.

3)
Voting or investment power for Accelerated Venture Partners, LLC. is held by Timothy J. Neher.  Mr. Neher is the former sole officer and director of the Company, having resigned as sole officer and director on June 13, 2010.  Mr. Neher is also the sole manager of Accelerated Venture Partners, LLC.

4)	James Millikan became Chief Operating Officer of the Company on June 13, 2011, he owns 400,500 shares and has beneficial ownership of 23,333 more shares within 60 days of May 22, 2012.

5)	John F.Wallin is Chief Executive Officer, Chief Marketing Officer (CEO & CMO), President and Chairman of the Company since June 13, 2011, he has 706,000 shares and has beneficial ownership of 52,232 shares within 60 days of May 22, 2012.

6)	Voting or investment power for Mary Heib living Trust, held by Mary E. Heib.

7)	Cynthia Boerum became the Chief Strategic Officer of the Company in April 2012, she owns 200,000 shares and has beneficial ownership of 23,333 more shares within 60 days of May 22, 2012.

8)	Voting or investment power for the Mary Constant, Living Trust, is held by Mary E. Constant.

9)	Voting or investment power for 732 Ventures, LLC, is held by Benjamin R. Skjold.

10)	The selling shareholders marked with * are restricted from selling shares for the Lock-up Period from the Effective Dated as described above.

None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

DILUTION

The price of our offering of 5,000,000 shares is fixed at $7.00 per share. This price is significantly higher than the average approximately $.01 price per share paid by the selling stockholders for the shares of common stock they are reselling.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

As of March 31, 2012, the net tangible book value of our shares of common stock was $(209,470) or (0.010) per share based upon 20,546,877 shares outstanding.

Existing Stockholders if all of the Shares are Sold

Price per share	$7.00
Net tangible book value per share before offering	$(0.010)
Potential gain to existing shareholders	$34,790,530
Net tangible book value per share after offering	$1.70
Increase to present stockholders in net tangible book value per share after offering	$1.69
Capital contributions	$209,470
Number of shares outstanding before the offering	20,546,877
Number of shares after offering held by existing stockholders	16,089,997
Percentage of ownership after offering	62.98%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$7.00
Dilution per share	$5.30
Capital contributions	$35,000,000
Percentage of capital contributions	99.9%
Number of shares after offering held by public investors	5,000,000
Percentage of ownership after offering	19.57%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$7.00
Dilution per share	$6.01
Capital contributions	$26,250,000
Percentage of capital contributions	99.3%
Number of shares after offering held by public investors	3,750,000
Percentage of ownership after offering	15.43%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$7.00
Dilution per share	$6.27
Capital contributions	$17,500,000
Percentage of capital contributions	99.0%
Number of shares after offering held by public investors	2,500,000
Percentage of ownership after offering	9.780%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$7.00
Dilution per share	$6.62
Capital contributions	$8,750,000
Percentage of capital contributions	98.1%
Number of shares after offering held by public investors	1,250,000
Percentage of ownership after offering	5.733%

PLAN OF DISTRIBUTION

Plan of Distribution for the Company’s Initial Public Offering of 5,000,000

Accelera Innovations, Inc. has 21,311,812 common shares of common stock issued and outstanding as of the date of this prospectus.  The Company is registering an additional 5,000,000 shares of its common stock for sale at the price of $7.00 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, John Wallin will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities.  Mr. Wallin is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act.  Mr. Wallin will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.  Mr. Wallin is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer.  At the end of the offering, Mr. Wallin will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Wallin will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 5,000,000 shares being offered. The price per share is fixed at $7.00 for the duration of this offering.   Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the OTC Bulletin Board or other U.S. trading exchange.  In order to be quoted on the OTC Bulletin Board or other U.S. trading exchange, a market maker must file an application on our behalf in order to make a market for our common stock. We may not get a market maker that will agree to file the necessary documents with FINRA, and we not be able to get such an application for quotation approved.

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company.  Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents.  The shares of common stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $7.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which Accelera innovations, Inc. has complied.  In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

Plan of Distribution for the Offering of 4,456,880 Shares by the Selling Stockholders

As of the date of this prospectus, there is no market for our securities.   After the date of this prospectus, we will attempt to have an application filed with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the OTC Bulletin Board or other U.S. trading exchange.   Until our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S trading exchange, the selling stockholders will be offering our shares of common stock at a fixed price of $7.00 per common share.  If our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, the selling stockholders may, from time to time, sell all or a portion of the shares of common stock on OTC Bulletin Board or other U.S. trading exchange, in privately negotiated transactions or otherwise. If and only after our common stock ever becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

DESCRIPTION OF SECURITIES

If our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, the shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

• Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

• Privately negotiated transactions;

• Market sales (both long and short to the extent permitted under the federal securities laws);

• At the market to or through market makers or into an existing market for the shares;

• Through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

• A combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.  If our common stock ever becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a price per share of $7.00.   If and only after our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share.   Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  If and only after our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.   The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers.  Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time.  If our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S. trading exchange, upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.  All of the foregoing may affect the marketability of the shares of common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

REGULATION M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the our Articles of Incorporation, as amended, our authorized capital stock consists of (i) 100,000,000 shares of common stock, no par value per share, of which 21,311,812 shares are issued and outstanding as of the date of hereof, and (ii) 10,000,000 shares of “blank check” preferred stock, no par value per share, of which no shares are issued or outstanding as of the date hereof.

Common Stock

On the date hereof, there were 21,311,812 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

The selling stockholders listed above in the “Selling Stockholder Section” are selling a total of 4,456,880 shares representing (20.91%) of the 21,311,812 issued and outstanding shares of common stock. The selling stockholders marked with an asterisk (*) hold 4,103,368 shares (the “Lock-up Shares”) of the 4,456,880 held by the selling stockholders, the 4,103,368 shares are subject to lock-up agreements.  These shares are subject to lock-up agreements that are scheduled to expire at various times during the next 33 months.  Under the terms of the lock-up agreements, the Lock-up Shares cannot be sold or transferred for a period of six (6) months (the “Lock-up Period”) from the date that the Securities and Exchange Commission  (SEC) declares this prospectus of the Company effective (the “Effective Date”).  On the date of expiration of the Lock-up Period and for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period, the aggregate number of Lock-Up Shares that may be sold or transferred in the three-month period after the date of expiration of the Lock-up Period and in any such three-month period shall not exceed (i) that number of Lock-up Shares equal to 10% of the Stockholder’s Lock-up Shares held on the Effective Date (the “10% Limit”), for any Stockholder who is not an affiliate of the Company and (ii) the maximum amount permitted under applicable law or regulation for any Stockholder who is an “affiliate” in any 90-day period, provided that such maximum amount does not exceed the 10% Limit. The release dates, number of shares being released, and corresponding percentages of our 21,311,812 outstanding shares, are 410,336 shares (1.92%) six (6) months after the Lock-up Period and 410,336 shares (1.92%) for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of our preferred stock.  As of the date hereof, the Company had no shares of its preferred stock issued or outstanding.   Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors in its sole discretion.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Options

On April 26, 2012, In consideration of the services, the Company agreed to issue John F. Wallin a stock option to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (350,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (29,166 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On April 26, 2012, In consideration of the services, the Company agreed to issue James R. Millikan a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On April 26, 2012, In consideration of the services, the Company agreed to issue Cynthia Boerum a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

Warrants

We have no warrants to purchase shares of our common stock or any other of our securities outstanding as of the date of this Prospectus.

Registration Rights Agreements

We have not entered into any registration rights agreements.

Transfer Agent and Registrar

We have not retained a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Indemnification and Limited Liability Provisions

We have authority under the General Corporation Law of the State of Delaware to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

OUR BUSINESS

From inception (April 29, 2008), Accelera Innovations, Inc. (formally known as Accelerated Acquisitions IV, Inc.) was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objectives were to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company has since identified healthcare technology, obtained exclusive rights and is now a healthcare technology service provider.  We are no longer a blank check company.

On April 29, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $4,000.00. The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On June 13, 2011, Synergistic Holdings, LLC (“Purchaser”) agreed to acquire 17,000,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share. At the same time, Accelerated Venture Partners, LLC agreed to tender 3,750,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. Following these transactions, Synergistic Holdings, LLC owned 93.15% of the Company’s 18,250,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6.85% of the total issued and outstanding shares. Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and John Wallin was simultaneously appointed to the Company’s Board of Directors. Mr. Wallin is also the Chief Executive Officer and Director of Synergistic Holdings, LLC a company controlled by Nancy and Geoff Thompson. Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser is now deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

On June 16, 2011, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher. The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 2,250,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

Milestone 1 –	Company’s right of repurchase will lapse with respect to 80% of the shares upon securing $5 million in available cash from funding;

Milestone 2 –	Company’s right of repurchase will lapse with respect to 10% of the Shares upon securing $10 million in available cash (inclusive of any amounts attributable to Milestone 1);

Milestone 3 –	Company’s right of repurchase will lapse with respect to 10% of the Shares upon securing $15 million in available cash (inclusive of any amounts attributable to Milestone 2);
and (b) cash compensation at a rate of $50,000 per month. The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $400,000 is due consultant upon the achievement of Milestone 1, $400,000 and $400,000 upon the achievement of Milestone 2 and $400,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $50,000 per month. The total cash compensation to be received by the consultant is not to exceed $1,200,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder and as the date of this filing there has been no money paid to AVP under this agreement. As of the date of this filing no money has been paid to AVP under this agreement.

On August 22, 2011, the Company entered into a Licensing Agreement (“Licensing Agreement”) with our majority shareholder Synergistic Holdings, LLC (“Licensor”) pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for proprietary Internet-based, software that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the most costly disease states. This is accomplished through the proprietary technology, which identifies and measures the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the technology and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement. In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying development and commercialization expenses related to the technology. In addition, the Company is required to fund certain specified expenses related to the deployment of technology as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed:

If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Licensee may, at its option, terminate this Agreement at any time by doing the following:

By ceasing to use the technology facilitated by any Licensed Products in their entirety or by giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

On April 13, 2012, the Company entered into an amended Licensing Agreement (“Agreement”) with Synergistic Holdings LLC, (Licensor) whereas the Company and Licensor agreed to amend the August 22, 2011 Licensing Agreement. The Company licensed additional technology from Licensor and the parties agreed to modify the terms, conditions, representations and warranties regarding the technology and to clarify any obligations the Licensor may have with third parties.

Pursuant to the Agreement the Company was granted an exclusive, non-transferrable worldwide license for proprietary Internet-based, software “Accelera Technology” that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the most costly disease states. This is accomplished through the proprietary technology, which identifies and measures the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

Except for the rights granted under the Agreement, Licensor retains all rights, title and interest to Accelera Technology and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commenced on August 22, 2011 and as amended April 12, 2012 will continue for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement. In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of $30 million over three years for qualifying development and commercialization expenses related to Accelera Technology. In addition, the Company is required to fund certain specified expenses related to the deployment of Accelera Technology as specified in the Agreement. The Licensor will receive a royalty of fifteen percent (15%) of all gross revenues resulting from the use of the technology by Licensee in the first year, ten percent (10%) the second year and one quarter of one percent (.025%) of all gross revenues resulting from the use of the technology by Licensee for the remainder of the License Agreement, the cornerstone of which is the technology, for the benefit of its shareholders. The license is terminated upon the occurrence of events of default specified in the Agreement and outlined as followed:

If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Licensee may, at its option, terminate this Agreement at any time by doing the following:

By ceasing to use the Accelera Technology facilitated by any Licensed Products in their entirety or by giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Licensor may terminate the Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

OVERVIEW

Accelera Innovations, Inc. (“Accelera”), a Delaware corporation, is a healthcare service company which will initially focus on its technology assets that were licensed to the Company by our majority shareholder Synergistic Holdings, LLC (“Licensor”), a privately-held company organized under the laws of Illinois, pursuant to which the Company was granted a thirty (30) year exclusive, non-transferrable worldwide license for proprietary Internet-based, software platform that is fully functional in its current state (“Accelera Technology”) that is designed to provide interoperable technology that may improve the quality of care while reducing the cost as described below.

LICENSED TECHNOLOGY OVERVIEW

1.	Data Forms - Topical Network Data Warehouse Architecture
2.	Axiom – Healthcare Specific Business Rules Engine.
3.	Kinetic Forms – A Dynamic Web Page Generator.
4.	VT Secure – Enterprise Security Framework
5.	Patient Portal
6.	Self-Management Disease Modules
7.	Provider Portal
8.	Private Label Applications

SOFTWARE DESCRIPTION

The Accelera Health Care Framework / Multi Vertical Health Care (MVHC) Technology comprises a suite of eight separate technologies described below;

Health Care Framework, Security, Business Rules, Data Integration, Patient Assessment, Medical Alerts, Biometric integration, Secure communication and networking, Data Mining on Large Data Sets (Mega Data).

Security Framework, Integrated into the Accelera’s Healthcare Framework providing enterprise level application and data security.

Assessment Engine: For clinical and self health care and Wellness management.

Parallel Processing Data Mining Engine:  Patient Identification, Medical Informatics, Content Personalization.

Suite of Products:

Data Forms –Topical Network, a data forming technology and framework that can organize and efficiently deliver relevant information for large data sets (Mega Data) and Multidimensional data warehouse architecture which can ingest any data format into well organized data structure designed specifically to communicate the other components of the Accelera Framework.

Axiom – Business Rules Engine designed specifically for Healthcare which is data mining engine. Axiom is a parallel or simultaneous processing rules engine designed to apply complex rule-sets on very large dimensional data input to produce multiple result outputs.

Kinetic Forms – Dynamic Webpage Generator a dynamic web based assessment engine that interfaces with data forms and Axiom.

VT Secure – Integrated into the Accelra Healthcare Framework that provides enterprise level security and is intended to protect applications and data and is designed to provide performance and scalability for secure medical data mining.

Patient Portal - Consumer-facing internet-based technology that encompasses the following:

•
Connects between patient and provider through a fully secure two-way Patient Portal, including After Visit Summaries, patient messaging and care plan adherence alerts based on relevant health care protocols

•	Displays relevant patient and care plan information in easy-to-understand onscreen and printable displays for patients and triaged formatting for caregivers (e.g. ICD9, NDC, CPT and behavior)
•	Provides patient behavior modifications self-management modules
•	Allows third party access into the patient portal
•
Creates Personal Health Records (PHR) that are personalized based on patient condition for patient care and messaging, including CMS and HL7, as well as the clinical standards of major health organizations

Self-Management Disease Modules - Provider and Consumer-facing internet-based technology that encompasses the following:

•	Interactive disease management tools that focus on chronic health conditions. It includes content indexed to specific triggers within a disease state
•	Personalized based on ICD-9 (ICD-10), National Drug Code (NDC), and Current Procedural Terminology (CPT4) codes
•	Proprietary messaging based on CMS Medicare/Medicaid established triggers
•	Valid and reliable behavioral health triggers that facilitate care plan adherence and compliance

Provider Portal - Provider-facing internet-based technology that encompasses the following:

•	Dashboard access to Patient Portal inputs at the patient level
•	Summary access to disease management adherence & compliance messaging alerts

•	Direct input into patient health records
•	Direct recommendations to the patient

Private Label Applications

Accelera EMR- A certified Electronic Medical Record application used primarily in physician offices to automate the patient’s clinical chart and meet the ARRA (Federal Mandated Meaningful Use) criteria.

Accelera PM -The Practice Management application used primarily in physician offices to automate the physician’s revenue cycle management system.

Accelera Patient Portal - The Patient Portal application used as a communication tool between patient and physician office staff. This application allows the patient to access their medical record information in a secure environment.

Accelera HIE - The Health Information Exchange application will allow all providers and payors of healthcare to exchange secure data by creating the continuum of care for the patient, and decreasing healthcare cost .

Accelera ACO - The Accountable Care Organization application needed to operate an ACO environment. This application offers the ACO business the ability to report to CMS the usage of Medicare benefits and provides tools to lower the cost of patient care.

Accelera HIS - The Hospital Information System application includes all applications to manage most hospital information system. The department applications included in the HIS are as follows:

Patient Master; Appointments, Outpatient Management; Inpatient Management; Emergency Department; Patient Billing; Claims Management; Provider Fee Management; Accounts Receivable; Duplicate Registration; Medical Records; System Master; System Configuration, Resource Scheduler; CPOE; Clinical Decision Support System; Clinical Documentation; Barcode Medication Administration; Laboratory Management System; Radiology System; PACS; Pharmacy Management System; Materials/Supply Management System; Operating Room Management System; Nursing Management; Blood Bank System; Dietary Management System; Hospital Patient Portal.

Accelera, intends to provide its cloud based healthcare services through monthly or yearly subscription agreements (“software-as-a-service” also known as “SaaS”) to the healthcare industry. The Company intends on positioning itself as a technology and service solution for providers and payers such as the hospitals, medical offices, medical insurance companies, Accountable Care Organizations, Patient Centered Medical Homes, and Provider Service Networks who are seeking to create an interoperable technology platform that is patient-centric.

The Accelera Patient Care solution is designed to offer an integrated continuum of care platform. The entire care process is intended to be improved across the continuum using the interdisciplinary toolset.

The coordinated care would begin with the office visit using the Accelera Practice Management and Electronic Medical Record applications. The provider may also access disparate patient consults and share the patient’s record using the Accelera Health Information Exchange and Portal.  When the patient is admitted to the hospital setting, all of the functions will be automated using the Accelera Hospital Information System. The physician continues to have full access to the patient’s information to receive accurate and efficient information. If the primary care physician is part of an Accountable care organization, then those reports required by Center for Medicare and Medicaid will be created and distributed using the Accelera Accountable Care Organization application.

The Accelera Patient Management Record is designed to identify patients with preventable, yet escalating associated costs, then directs intense online self-management services to improve the quality-of-life for the patient and deliver more effective health information. Patients are electronically triaged using the Center for Medicare and Medicaid (CMS) rule-set for disease management, as well as proprietary evidence-based disease management rules. These rules are based on clinical standards from major health organizations such as the American Diabetes Association and the American Heart Association. This will allow providers, as well as patients, to monitor care through targeted interventions. The technology platform is intended to allow healthcare providers to anticipate patient care needs, motivate patient compliance, activate evidence-based standards of care, and improve efficiency.

The Accelera Analytic customers would include healthcare payers, provider organizations, government entities worldwide, and employer groups. Accelera products are designed to identify, analyze, and minimize healthcare risk by data mining, and predictive analysis while containing costs and improving the quality of care. Accelera also develops modeling software to predict medical costs and help improve the financing, organization, and delivery of health services.

Serurity, As healthcare providers adopt new technologies they also face new security threats. Hackers, computer viruses, disaffected employees and human error present real dangers to healthcare networks.

Compromised security can disrupt critical functions interfere with a clinicians’ ability to treat patients, expose providers to substantial liabilities and risk the loss of lives and reputations.

Network security breaches can result in fines, legal liabilities, lost productivity for clinical and administrative staff and the devastating loss of partner and patient confidence.

The Accelera Security solution is designed to reduce or stop the security breach at the point of care, by auditing the user and encasing the applications in a discrete shell.  Without proper access, the application will separate the data elements from each other, patient name will not be associated with demographic or clinical information.  Secure Data is an Accelera Innovation value proposition.  Patient data is split into two parts, the patient identifier is separated from the clinic/medical data and both are encrypted. An encrypted data key unlocks the dual encryption bringing the information together and is intended to increase patients’ confidence in the information technology utilized.

The Accelera Solution is designed to improve patient care, reduce costs, eliminate redundant data entry, improve operational efficiency, but most importantly, bring together long term needs of the caregivers that will satisfy the business requirements of the healthcare enterprise

 The anticipated benefits of our solutions for potential customers include:

•	Is intended to lowers administration costs through a less invasive call-back system - email alerts, text messages, online alerts

•
A benefit of batch health care analytics is the use of "predictive modeling across multiple clinical conditions.  This process is designed to identify undiagnosed conditions for patients within an insurer's patient population, or suggest interventions to prevent conditions from developing.

•	Reducing occurrences and cost related to a healthcare data breaches.

•	Reducing the hardware environment and cost by using our cloud technology.

•	Increased Mobility.

•	Improving patient care and safety.

•	Helping healthcare organizations maintain their market positions and meet their financial commitments.

Products

Accelera intends to offers the following products and services:

Accelera Patient Management Record includes the following modules:

Accelera CareLink

After Visit Summary:
A summation of a patient's diagnosis, prescribed medications, test results, upcoming lab tests and procedures, and physician recommendations indexed to the latest evidence-based health content which delivers the right information at the right time.

Personal Health Record (PHR):
Integrated and pre-populated electronic record which allows patients and providers to coordinate care. The PHR has the ability to be exported, in part or in its entirety, to a third party of the patient’s choosing.

Permission/Export:
This feature allows for the ability to allow family members or other healthcare professionals the ability to access a patient PHR, After Visit Summaries and supporting content. This access can be controlled by the patient to allow segmented access which can have time limits, diagnosis & Rx parameters, or healthcare encounter checkpoints.

Condition-based Self-management Module:
Patients are delivered via the web self-management modules in the following areas:

•	Diabetes
•	Chronic obstructive pulmonary disease (COPD)
•	Coronary artery disease (CAD)
•	Asthma
•	Maternity
•	Medication compliance
•	Weight management
•	Smoking cessation
•	Pain management
•	Depression

These online modules are designed to allow patients to follow their doctor-prescribed clinical care plan and identify behavioral gaps that reduce adherence to this care plan.

Accelera PathFinder Products

These products are geared towards healthcare providers such as doctors, nurses, and hospitals. The Accelera PathFinder products are designed to work in conjunction with the Accelera CareLink products and cannot stand alone.

Accelera PathFinder

Health Messaging

Two-way patient/provider compliance messaging that enables all parties to securely communicate concerning targeted healthcare behaviors in a configurable management tool.

•	Rx re-order
•	drug-to-drug interactions
•	lab result notification
•	upcoming lab test notification
•	appointment reminders
•	out-of-compliance reminders
•	behavioral notifications
•	motivation and goal information

Accelera CaseIt - Case identification and stratification technology

Healthcare data inputs are assimilated to identify the care plan gaps with a data triage engine. Accelera CaseIT serves as the central data hub to integrate evidence-based rules such as Healthcare Effectiveness Data and Information Set (HEDIS) CMS rules, American Diabetes Association, and American Heart Association standards.

Accelera Analytics

Real-time health care analytics are programs that analyze clinical information at the point of care and support health providers as they make prescriptive decisions. Accelera’s real-time systems are “active knowledge systems, which use two or more items of patient data to generate case-specific advice

Batch health care analytics is a technical application that retrospectively evaluates population data sets (i.e. records of patients in a large medical system, or claims data from an insured population). These evaluations can be used to supplement disease management or population health management efforts.

Accelera Analytic customers would include healthcare payers, provider organizations, government entities worldwide, and employer groups. Accelera products help you identify, analyze, and minimize healthcare risk while containing costs and improving the quality of care. Accelera also develops modeling software to predict medical costs and help improve the financing, organization, and delivery of health services.

The Accelera Analytic engine would help healthcare organizations better assess and reduce their risk from catastrophic perils such as hurricanes, earthquakes, floods, tornadoes, and tsunamis. This includes risk not only from physical damage but also from direct and contingent business interruption losses across the entire network.

Accelera Security

The Accelera Security is designed to provide a unified platform for managing security and systems compliance across all clients and servers regardless of location or network connectivity.

The application prevents end users whether on-site, remote or off-line from copying or transmitting patient data to external devices or unauthorized locations.

Accelera EMR and PM

The Accelera Electronic Medical Record (EMR) and Practice Management application provides a comprehensive solution for medical groups and physician enterprises, whether they are independent or part of an integrated network. The practice management solution gives physician groups the flexibility to manage their business under many different reimbursement models. The solution includes risk management, managed care capabilities, and a clinical system for managing patient care. Additional capabilities to help accelerate cash flow; reduce cash flow and increase productivity included decision support, data quality analysis and electronic data interchange.

Accelera HIE and Portal

The Accelera Health Information Exchange (HIE) and Portal, is designed to link all health care data such as diagnosis, medications, laboratory results, patient behavioral health, radiology films, patient and doctor to the data repository. Besides increasing accuracy these applications help alleviate patient frustration with having to provide duplicate information from one setting of care to another; thereby enhancing customer satisfaction. The HIE unites disparate systems across rural and metropolitan locations, converting the data into useful clinical dashboards to help comply with preventive care guidelines and develop ACO’s.

Accelera HIS

The Accelera Hospital Information System solution automates the operation of individual departments and their respective functions within the inpatient environment. These hospital based transaction and decision support systems form the core of systems that in conjunction with other tools designed to directly support clinical decision making, help streamline the care process over the continuum of care. They include applications for patient care, laboratory, pharmacy, radiology, surgery, materials management, emergency department, financials and management decision support.

Accelera ACO

Accelera Accountable Care Organization (ACO) application is a tool designed to accurately report to CMS (Centers of Medicare and Medicaid Services) the usage of provider claims and reimbursement. The tool also analyses ways to improve care and lower cost across the ACO.

Accelera’s differentiating factor, as mentioned above, is how we securely integrate the virtual world into our overall strategies. We use cloud technology to continuously get closer to the patient; respond to application issues within minutes and connect with other providers and payers.

Our keys to success over the next five years are:

•	Offer providers, the Accelera Security tool, as a stand -alone application and end fraudulent activity in the healthcare vertical.

•
Data- Mine significant patient populations, over a short window of hours, to determine hospital acquired infections post discharge. Then reporting the data to CMS and influencing the Medicare payment by fiscal year 2013.

•	Enhancing Telemedicine using our cloud based Health Information Exchange.

•	Influence patient’s lives and successfully managing chronic disease using the Accelera Patient Management Record.

•	Influence the delivery of healthcare internationally.

Target Market Segment Strategy

Accelera, intends to markets its cloud based software-as-a-service solutions to the healthcare industry. Accelera is positioned to be the technology and service solution  for providers and payers such as the hospitals, medical offices, medical insurance companies, ACOs, Patient Centered Medical Homes, and PSN’s who are seeking to create an interoperable technology platform that is patient-centric.

The health care business intelligence market is starting to take off, but even in an increasingly crowded marketplace there’s plenty of “green fields” for both enterprise and focused software.  An estimated ifty-six percent of organizations surveyed say they are moving to an enterprise strategy for BI use, and many report doing so because they’re tired of having internal arguments about data. From an executive perspective, they feel there are all kinds of data silos. This is a critical juncture for organizations; an estimated sixty-four percent say they planned to become an ACO (Accountable care organization) within the next three years. This will require a significant ramp-up of business/clinical analyses and reporting.
The Accelera Security model is intenened to have a direct impact on the following recent security breach. On April 20, 2012, South Carolina reported that personal data for 228,000 Medicaid beneficiaries was compromised. This is just an example of the many reports that are printed daily regarding security breaches in the United States Health Care Industry. Research indicates that the closer the personnel are to the data, such as billing and IT, the higher the probability of not following policies and procedures. With increasing federal scrutiny of healthcare data breaches, monitoring a secure network and clinical infrastructure is crucial for both payers and providers.
Accelera’s  solution is the complete integrated applications, the immediate separation of data if a breach takes place and the ability for a provider or payer to provide a tool to manage chronic disease.

Strategies

•	Focus resources on selling the strongest solutions within growing markets to key executives where existing relationships exist and local market share is high, Accelera Analytics

•	Create a viral, perpetuating client referral environment by turning customers into advocates

•	Evaluate existing client relationships to identify opportunities to structure long term commitments that expand the Accelera footprint

•	Target geographic areas where Accelera product market share could be strong. Develop marketing programs to leverage market share and brand awareness to gain penetration within competing hospitals.

•	Increase Sales involvement of Product Consultants and Product Management through a team selling approach

•	Develop targeted competitor replacement campaigns with aggressive incentives

•	Protect and grow market share of key solutions

•	Market the ACO and HIE application at the state level

•	Market to pharmaceutical organizations for Accelera HIE and clinical trials.

•	Connect a group of Emergency departments in a local region to the Accelera HIE application to report and increase public health awareness.

Telemarketing

•	Campaigns promoting Accelera solutions will be implemented. Leads will be loaded, distributed and tracked through closure within the CRM.

Trade Shows and Associations

•
Targeted state trade associations provide an ideal opportunity to develop relationships, identify opportunities, network and create awareness of Accelera solutions at the local and national level.  Key associations include HIMSS, HFMA, AHIMA and NAHAM affiliates.  Account executives will participate in conferences, attend meetings, sponsor events, and pursue speaking opportunities.

Buying Patterns

Healthcare organizations have been earmarking funds to purchase service offerings such as Accelera’s and the he U.S. government is also pushing down this path. The Bush Administration began a plan to ensure that most Americans have electronic health records within the next 10 years. The Obama administration has maintained this plan as well with the healthcare initiatives. The President believes that better health information technology is essential to his vision of a health care system that puts the needs and the values of the patient first and gives patients information they need to make clinical and economic decisions – in consultation with dedicated health care professionals.

Much of the knowledge transferred to the patients from the doctor gets lost between office visits which sparks poor patient adherence to doctors’ orders. For example, according to the American Heart Association, even when the proper drugs are prescribed at the time that patients with heart disease are discharged from the hospital, less than half of such patients take them consistently, reducing the lifesaving effect they could have in this at-risk population. Research indicates that drugs such as beta-blockers, drugs that lower cholesterol and other medication can extend the lives of patients with disease that affects their coronary arteries. Because coronary arteries nourish the heart muscle, they are critical in ensuring heart health. Taking drugs that reduce the action of disease that clogs these arteries can help people with heart disease live longer and make them less costly to manage. Accelera's patient portal not only identifies patients that are not compliant, it helps these patients to get back on track by addressing behavioral health barriers that effect medication adherence.

The electronic medical record software market offers to physicians a means to determine patient compliance but not a readily accessible means for patients to determine if they are compliant. The onus of the effort is still left in the hands of doctors and their office managers to actively manage these patients. It is worthy to note that EMR software has only a 10% penetration rate in physician practices but is growing at an exponential rate according to Healthcare Informatics (May, 2007). On the other hand, physicians are pushing towards more efficient practice management software packages as a means to curb costs but these services offer virtually no patient-integrated tools. This software focuses on the billing aspect of the doctor's office and little else.

Intellectual Property

We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. We currently have no issued patents or pending patent applications. In the future, we may file patent applications, but patents may not be issued with respect to these patent applications, or if patents are issued, they may not provide us with any competitive advantages, may not be issued in a manner that gives us the protection that we seek and may be successfully challenged by third parties.

We endeavor to enter into agreements with our employees and contractors and with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe on our intellectual property. The enforcement of our intellectual property rights also depends on any legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our solutions are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

Market Analysis Summary

The landscape of the current U.S. health care system has a foundation of information that is stored in a variety of places, most of which is trapped in the point of origin. Even when health information sits in digital format, it tends to be contained within a health entity and not shared. As a result, clinicians do not have comprehensive information about the patient when and where it is needed the most - at the point of care and in the health care consumer’s hands.

In the current climate of managed care, technological advances, and multiple treatment breakthroughs, few doctors have the luxury of continuing to be all things to their patients. The demand on a healthcare practitioner's time, energy, and resources is at an all-time high. Doctors can no longer devote more than a few minutes at a time to each of their patients, and they simply cannot focus on the myriad of issues and details that affect their patients' lives, especially "lifestyle issues." This has left physicians in a mode of simply responding to and treating the presenting symptoms. These same healthcare providers are forced into a silo of practice that cannot take into consideration all of the influencing non-somatic issues that is driving the pathology of many chronic conditions. It has been clearly recognized that an integrative healthcare approach is necessary to accommodate health promotion, disease prevention, and new treatments. The initiatives towards Accountable Care Organizations (ACOs), provider performance incentives, and patient-centric care models have demonstrated that vested parties such as the government and insurance plans are willing to pay for these changes in the healthcare delivery system. The use of healthcare data mining tools facilitates for healthcare providers the ability to serve information to those that need it, the patients, in a cheaper, faster, and more concise fashion.

Every person is ultimately responsible for making decisions about his or her health. In response to the growing need for doctors and health care providers to facilitate patients to self-manage high impact, chronic disease conditions such as diabetes, asthma, coronary artery disease, hypertension, or arthritis, the Company intends to have an integrated Personal Health Information Systems framework that allows the patient, in conjunction with the provider, to make effective decisions to improve clinical and functional satisfaction. In an effort to reduce rising health care cost associated to chronic conditions, it is necessary to have tools for managing patient care and for making office visits more efficient. Research has proven that any tools that help patients electronically report their vital signs & symptoms and encourages care & monitoring outside the inpatient setting will be part of the growing trend in healthcare information technology (HIT). The Obama administration, in the passage of the American Recovery and Reinvestment Act (ARRA) of 2009 as part of the stimulus package, promotes the usage of HIT to curb growing healthcare costs.

The breadth of digital data available through point-of-care encounters, medical claims, pharmacy claims, lab values, HRAs, genetic markers, and biometrics has resulted in an increase in the capabilities of traditional analytical tools. This data is combined with medical guidelines and patient profiles to reveal contraindicated care, gaps in care, and opportunities for cost savings.

As healthcare providers adopt new technologies they also face new security threats. Hackers, computer viruses, disaffected employees and human error present real dangers to healthcare networks.

Understanding that government incentives drive the market, we have created a care continuum platform of integrated applications including a Health Information Exchange solution that seamlessly connects technologies in the cloud. No longer will providers be forced to purchase and maintain a cluster of servers to run their business, instead every aspect of the healthcare vertical can be in the cloud.

In summary, the value-add for Accelera solutions is the complete integrated applications, the immediate separation of data if a breach takes place and the ability for an provider or payer to provide a tool to manage chronic disease.

Health Plan Competitors

The health care industry is fragmented and rapidly evolving. Our competitors vary in size, scope and breadth of the products and services they offer. We offer a software-as-subcribtion program that provides health care services similar to or directly in competition with health care services offered by hospital groups, electronic medical record service providers and practice management service providers.

We believe that success in the health care industry, particularly in the areas of primary and chronic care, is dependent upon the ability of providers to:

•	provide easy access, convenience, and a quality experience to consumers;

•	lower the cost of health care by streamlining operations, lowering operating expenses, and reducing errors, and human intervention;

•	automate the entire health care lifecycle and integrate the business and care aspects of health care; and

•	use technology to facilitate evaluation and diagnosis, treatment, after-care management, and billing and collections.

Our principal competitors include the following:

Kaiser Permanente (KP) has rolled out over the past   10 years an electronic medical record used by 100% of its physicians which offers a Patient Information Management System to all patients. It includes after visit summaries, patient messaging, and appointment scheduling. The system, while robust, is based only within the KP organization and is not portable for patients.

BlueCross/BlueShield Association has been rolling out personal health records with claims-history as the data feed since 2007. These products do not include integrated disease management services.

Electronic Medical Record Competitors

Overall, the major brands in the EMR space, McKesson, Emdeon, GE,  Epic, and Cerner  focus on servicing the physician side of the equation and do not offer a robust patient tool set that allows patients and providers to connect in a meaningful way according to Healthcare Informatics: (April, 2007).

Allscripts is one of the leading EMR companies which offer large volumes of data generated by high-acuity care. They provide customized views so individual clinicians can find the data they need to make timely, accurate decisions. This service has limited patient view into the data. A recent step towards entering this space occurred when Allscripts installed their EMR software at Sloan-Kettering Cancer Center to address the Joint Commission on Accreditation of healthcare Organizations (JCAHO) for hospital organizations to do a better job of patient supervision handoffs. But as of yet, the patient cannot see an online version of doctor recommended care as Acelera intends to provide.

Practice Management Competitors

Allscripts, eClinicalworks & Epic focus their business on the practice side of the equation. Recently, these companies are bundling patient module which a patient logs onto the system to access patient data.

Some of our current or potential competitors are larger and have more resources than we do. Many of our competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, and larger marketing budgets, as well as substantially greater financial resources. In addition, these traditional health care providers are more widely accepted and known to consumers, whereas Accelera’s business model and service has yet to gain widespread recognition and acceptance. Furthermore, because of these advantages, existing and potential customers might accept any of our competitor’s services, even if they may be inferior to ours. If our potential customers choose to use any of these competitive offerings, our revenue could decrease and we could be required to make additional expenditures to compete more effectively.

Recent Industry Developments

Healthcare continues to be expensive, in 2010, for instance, nearly half of uninsured adults had unmet health needs due to cost, compared with 11% of those with insurance. Our study shows that access to care deteriorated for adults in virtually every state in the country, and that the uninsured experience substantially worse access to care relative to the insured in all states,” Genevieve Kenney, a principal research associate in the Urban Institute's health policy center and the study's lead author, said in a news release. “This indicates that the healthcare safety net is not acting as an effective substitute for health insurance coverage when it comes to providing basic healthcare to the uninsured.” (May 2012 Health and Human Services Archives).

These capabilities will be provided as software services. The use of modeling and simulation software is designed to improve the reliability of the results from research and analysis efforts.

The health reform law requires use of data in the design of health benefits; comparison of quality, cost and outcomes; and evaluation of population health outcomes related to healthcare system design, according to an April 30 announcement in Federal Business Opportunities (May 2012 HHS Archives).

On February 17, 2009, President Barack Obama signed the American Recovery & Reinvestment Act (ARRA), otherwise known as the Stimulus Bill or Meaningful Use incentives, which provides financial incentives to physicians and hospitals that prove they have adopted and used Electronic Health Record (EHR) technology to improve both the quality and cost-effectiveness of patient care. Studies demonstrate that effective use of EHRs reduces medical errors, improves clinical quality and leads to better patient outcomes by enabling real-time access to patient records, medical information and best practices, and electronic connectivity to all healthcare stakeholders, including patients.

In addition to other components focused on economic stimulus, the ARRA law provides for what is expected to be almost $30 billion in funds supporting health information technology utilization. The total includes $2 billion in discretionary funds for supporting programs and an estimated $27 billion for incentives to be distributed through Medicare and Medicaid beginning in 2011 to ensure widespread adoption and use of interoperable healthcare IT systems, such as the EHR. Physicians who have not adopted certified EHR systems by 2014 will have their Medicare reimbursements reduced by up to 5 percent beginning in 2015. Hospitals that do not successfully demonstrate meaningful use in 2015 and beyond will have a payment adjustment in their Medicare reimbursement.

With the Meaningful Use incentives, the Centers for Medicare and Medicaid Services (CMS) will pay physicians up to $44,000 or $64,000 (depending which program they participate in) over five years, beginning in 2011, for deploying and using a certified EHR to care for patients. Hospital incentives under ARRA are tied to several factors but begin with a base payment of $2 million. The law is expected to ignite significant job growth in the information technology sector and, according to a Congressional Budget Office review of the law's impact, drive up to 90 percent of US physicians to adopt EHRs in the next decade.

GOVERNMENT REGULATIONS

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of this regulation on us is direct, to the extent we are ourselves subject to these laws and regulations, and is also indirect in that, in a number of situations, even though we may not be directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our potential customers in a manner that complies with those laws and regulations. Inability of our potential customers to do so could affect the marketability of our products or our compliance with our potential customer contracts, or even expose us to direct liability under the theory that we had assisted our potential customers in a violation of healthcare laws or regulations. Because our business relationships with physicians will be  unique and the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our potential customers is uncertain. Indeed, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals, and laws related to distribution and marketing, including off-label promotion of prescription drugs that may be directly or indirectly applicable to our operations and relationships or the business practices of our potential customers. It is possible that a review of our business practices or those of our potential customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

EMPLOYEES

At present, we have three employees under employment agreements with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

OUR EXECUTIVE OFFICES

We were incorporated in the State of Delaware on April 29, 2008, and established at end of December fiscal year end. Our corporate headquarters is located at 20511 Abbey Drive, Frankfort, Illinois 60423 where we rent 1,000 square feet of office space for $1,000 dollars per month under a verbal agreement with Geoff Thompson, one our controlling stockholders of the Company and our telephone number is (866) 920-0758.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s technology is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD OR OTHER US TRADING EXCHANGE

We intend to have our common stock be quoted on the OTC Bulletin Board or other US trading exchange. If our securities are not quoted on the OTC Bulletin Board or other US trading exchange, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If the Company meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Capital Market. We may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the NASDAQ Capital Market.

As of May 22, 2012, we had 21,311,812 shares of common stock outstanding, not including shares issuable upon exercise of our employee stock options. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for, 4,103,368 shares (the “Lock-up Shares”) as described in the “Selling Stockholder Section” above and unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of May 22, 2012 approximately 17,309,469 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options and employee options which are currently exercisable or which become exercisable within 60 days of May 22, 2012).

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

TRANSFER AGENT

The intended stock transfer agent for our securities is Island Stock Transfer. St. Petersburg, FL.  Their address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. Their phone number is (727) 289-0010.

HOLDERS

As of the date of this prospectus, the Company had 21,311,812 shares of our common stock issued and outstanding held by 89 holders of record.

The selling stockholders listed above in the “Selling Stockholder Section” are selling a total of 4,456,880 shares representing (20.91%) of the 21,311,812 issued and outstanding shares of common stock. The selling stockholders marked with an asterisk (*) hold 4,103,368 shares (the “Lock-up Shares”) of the 4,456,880 held by the selling stockholders, the 4,103,368 shares are subject to lock-up agreements.  These shares are subject to lock-up agreements that are scheduled to expire at various times during the next 33 months.  Under the terms of the lock-up agreements, the Lock-up Shares cannot be sold or transferred for a period of six (6) months (the “Lock-up Period”) from the date that the Securities and Exchange Commission  (SEC) declares this prospectus of the Company effective (the “Effective Date”).  On the date of expiration of the Lock-up Period and for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period, the aggregate number of Lock-Up Shares that may be sold or transferred in the three-month period after the date of expiration of the Lock-up Period and in any such three-month period shall not exceed (i) that number of Lock-up Shares equal to 10% of the Stockholder’s Lock-up Shares held on the Effective Date (the “10% Limit”), for any Stockholder who is not an affiliate of the Company and (ii) the maximum amount permitted under applicable law or regulation for any Stockholder who is an “affiliate” in any 90-day period, provided that such maximum amount does not exceed the 10% Limit. The release dates, number of shares being released, and corresponding percentages of our 21,311,812 outstanding shares, are 410,336 shares (1.92%) six (6) months after the Lock-up Period and 410,336 shares (1.92%) for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.  See the Risk Factor entitled “BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.”

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

1. ESTABLISHMENT AND PURPOSE.

The Company’s  Employee, Director and Consultant Stock Plan (“The Plan’)was established in June of 2011 by the Company to attract and retain persons eligible to participate in the Plan, motivate Participants to achieve long-term Company goals, and further align Participants’ interests with those of the Company’s other stockholders. The Plan is adopted as of the Effective Time, subject to approval by the Company’s stockholders within 12 months before or after such adoption date. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date 10 years after the effective date.

2. ADMINISTRATION; ELIGIBILITY.

The Plan shall be administered by the Administrator; provided, however, that, if at any time no Committee shall be in office, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals.

The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals; provided, however, that each Eligible Individual must be an officer, employee, director or consultant of the Company or of an Affiliate at the time the Award is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of an Award to a person not then an officer, employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Award shall be conditioned upon such person becoming an Eligible Individual at or prior to the time the Award is granted. Participation shall be limited to such persons as are selected by the Administrator. The granting of any Award to any individual shall neither entitle that individual to, nor disqualify such individual from, participation in any other Awards.

3. STOCK SUBJECT TO PLAN.

Subject to adjustment as provided in this Section 4, the aggregate number of shares of Stock which may be delivered under the Plan shall not exceed a number equal to 25% of the total number of shares of Stock outstanding immediately following the Effective Time, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock; provided, however, that, as of January 1 of each calendar year, commencing with the year 2013, the maximum number of shares of Stock which may be delivered under the Plan shall automatically increase by a number sufficient to cause the number of shares of Stock covered by the Plan to equal 25% of the total number of shares of Stock then outstanding, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock.

To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or otherwise terminated, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the (A) number and kind of shares that may be delivered under the Plan, (B) additional maximums imposed in the immediately preceding paragraph, (C) number and kind of shares subject to outstanding Awards, (D) exercise price of outstanding Stock Options and Stock Appreciation Rights and (E) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.

4. STOCK OPTIONS.

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

The Administrator shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries. To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Incentive Stock Options may be granted only within 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

Stock Options shall be evidenced by option agreements, each in a form approved by the Administrator. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur as of the date the Administrator determines.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Optionee affected, to disqualify any Incentive Stock Option under Section 422 of the Code.

5. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights may be granted either on a stand-alone basis or in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable as determined by the Administrator, or, if granted in conjunction with all or part of any Stock Option, upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by a Participant as determined by the Administrator in accordance with this Section 6, and, if granted in conjunction with all or part of any Stock Option, by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Administrator. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 6. Stock Options which have been so surrendered, if any, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

6. STOCK AWARDS OTHER THAN OPTIONS.

Stock Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Stock Awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the Participant’s period of employment or other service to the Company or upon the attainment of specified performance objectives, or the Company may issue Stock Awards which entitle the Participant to receive a specified number of vested shares of Stock or cash, as determined by the Administrator, upon the attainment of one or more performance goals or service requirements established by the Administrator.

7. CHANGE IN CONTROL PROVISIONS.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

(i)
Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant;

(ii)
The restrictions applicable to any outstanding Stock Award shall lapse, and the Stock relating to such Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(iii)	All outstanding repurchase rights of the Company with respect to any outstanding Awards shall terminate; and

(iv)	Outstanding Awards shall be subject to any agreement of merger or reorganization that effects such Change in Control, which agreement shall provide for:

(A)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation,

(B)	The assumption of the outstanding awards by the surviving corporation or its parent or subsidiary;

(C)	The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or

(D)	Settlement of each share of Stock subject to an outstanding Award for the Change in Control Price (less, to the extent applicable, the per share exercise price).

(v)
In the absence of any agreement of merger or reorganization effecting such Change in Control, each share of Stock subject to an outstanding Award shall be settled for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.

8. MISCELLANEOUS.

(a)
Amendment. The Board may amend or alter the Plan or any Award, but no amendment or alteration shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (i) made to avoid an expense charge to the Company or an Affiliate, or (ii) made to permit the Company or an Affiliate to claim a deduction under, or otherwise comply with, the Code (including, but not limited to, Section 409A of the Code). No such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock is listed.

On April 26, 2012, In consideration of the services, the Company agreed to issue John F. Wallin a stock option to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (350,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (29,166 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On April 26, 2012, In consideration of the services, the Company agreed to issue James R. Millikan a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On April 26, 2012, In consideration of the services, the Company agreed to issue Cynthia Boerum a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made other than as required by law.

 PLAN OF OPERATION

Accelera Innovations, Inc. (“Accelera”), a Delaware corporation, is a healthcare service company which will initially focus on its technology assets that were licensed to the Company by our majority shareholder Synergistic Holdings, LLC (“Licensor”), a privately-held company organized under the laws of Illinois, pursuant to which the Company was granted a thirty (30) year exclusive, non-transferrable worldwide license for proprietary Internet-based, software platform that is fully functional in its current state (“Accelera Technology”) that is designed to provide interoperable technology that may improve the quality of care while reducing the cost as described below.

LICENSED TECHNOLOGY OVERVIEW

1.	Data Forms - Topical Network Data Warehouse Architecture
2.	Axiom – Healthcare Specific Business Rules Engine.
3.	Kinetic Forms – A Dynamic Web Page Generator.
4.	VT Secure – Enterprise Security Framework
5.	Patient Portal
6.	Self-Management Disease Modules
7.	Provider Portal
8.	Private Label Applications

SOFTWARE DESCRIPTION

The Accelera Health Care Framework / Multi Vertical Health Care (MVHC) Technology comprises a suite of eight separate technologies described below;

Health Care Framework, Security, Business Rules, Data Integration, Patient Assessment, Medical Alerts, Biometric integration, Secure communication and networking, Data Mining on Large Data Sets (Mega Data).

Security Framework, Integrated into the Accelera’s Healthcare Framework providing enterprise level application and data security.

Assessment Engine: For clinical and self health care and Wellness management.
Parallel Processing Data Mining Engine:  Patient Identification, Medical Informatics, Content Personalization.

Suite of Products:

Data Forms –Topical Network, a data forming technology and framework that can organize and efficiently deliver relevant information for large data sets (Mega Data) and Multidimensional data warehouse architecture which can ingest any data format into well organized data structure designed specifically to communicate the other components of the Accelera Framework.

Axiom – Business Rules Engine is designed specifically for Healthcare which is a data mining engine. Axiom is a parallel or simultaneous processing rules engine designed to apply complex rule-sets on very large dimensional data input to produce multiple result outputs.

Kinetic Forms – Dynamic Webpage Generator, a dynamic web based assessment engine that interfaces with data forms and Axiom.

VT Secure – Integrated into the Accelra Healthcare Framework that is intended to provide enterprise level security, protect applications, data and is designed to provide performance and scalability for secure medical data mining.

Patient Portal - Consumer-facing internet-based technology that encompasses the following:

•
Connects between patient and provider through a fully secure two-way Patient Portal, including After Visit Summaries, patient messaging and care plan adherence alerts based on relevant health care protocols

•	Displays relevant patient and care plan information in easy-to-understand onscreen and printable displays for patients and triaged formatting for caregivers (e.g. ICD9, NDC, CPT and behavior)
•	Provides patient behavior modifications self-management modules
•	Allows third party access into the patient portal

•
Creates Personal Health Records (PHR) that are personalized based on patient condition for patient care and messaging, including CMS and HL7, as well as the clinical standards of major health organizations

Self-Management Disease Modules - Provider and Consumer-facing internet-based technology that encompasses the following:

•	Interactive disease management tools that focus on chronic health conditions. It includes content indexed to specific triggers within a disease state
•	Personalized based on ICD-9 (ICD-10), National Drug Code (NDC), and Current Procedural Terminology (CPT4) codes
•	Proprietary messaging based on CMS Medicare/Medicaid established triggers
•	Valid and reliable behavioral health triggers that facilitate care plan adherence and compliance

Provider Portal - Provider-facing internet-based technology that encompasses the following:

•	Dashboard access to Patient Portal inputs at the patient level
•	Summary access to disease management adherence & compliance messaging alerts
•	Direct input into patient health records
•	Direct recommendations to the patient

Private Label Applications

Accelera EMR- A certified Electronic Medical Record application used primarily in physician offices to automate the patient’s clinical chart and meet the ARRA (Federal Mandated Meaningful Use) criteria.

Accelera PM -The Practice Management application used primarily in physician offices to automate the physician’s revenue cycle management system.

Accelera Patient Portal - The Patient Portal application used as a communication tool between patient and physician office staff. This application allows the patient to access their medical record information in a secure environment.

Accelera HIE - The Health Information Exchange application will allow all providers and payors of healthcare to exchange secure data by creating the continuum of care for the patient, and decreasing healthcare cost.

Accelera ACO - The Accountable Care Organization application needed to operate an ACO environment. This application offers the ACO business the ability to report to CMS the usage of Medicare benefits and provides tools to lower the cost of patient care.

Accelera HIS - The Hospital Information System application includes all applications to manage most hospital information system. The department applications included in the HIS are as follows:

Patient Master; Appointments, Outpatient Management; Inpatient Management; Emergency Department; Patient Billing; Claims Management; Provider Fee Management; Accounts Receivable; Duplicate Registration; Medical Records; System Master; System Configuration, Resource Scheduler; CPOE; Clinical Decision Support System; Clinical Documentation; Barcode Medication Administration; Laboratory Management System; Radiology System; PACS; Pharmacy Management System; Materials/Supply Management System; Operating Room Management System; Nursing Management; Blood Bank System; Dietary Management System; Hospital Patient Portal.

Accelera, intends to provide its cloud based healthcare services through monthly or yearly subscription agreements (“software-as-a-service” also known as “SaaS”) to the healthcare industry. The Company intends on positioning itself as a technology and service solution for providers and payers such as the hospitals, medical offices, medical insurance companies, Accountable Care Organizations, Patient Centered Medical Homes, and Provider Service Networks who are seeking to create an interoperable technology platform that is patient-centric.

The Accelera Patient Care solution is designed to offer an integrated continuum of care platform. The entire care process is intended to be improved across the continuum using the interdisciplinary toolset.

The coordinated care would begin with the office visit using the Accelera Practice Management and Electronic Medical Record applications. The provider may also access disparate patient consults and share the patient’s record using the Accelera Health Information Exchange and Portal.  When the patient is admitted to the hospital setting, all of the functions will be automated using the Accelera Hospital Information System. The physician continues to have full access to the patient’s information to receive accurate and efficient information. If the primary care physician is part of an Accountable care organization, then those reports required by Center for Medicare and Medicaid will be created and distributed using the Accelera Accountable Care Organization application.

The Accelera Patient Management Record is designed to identify patients with preventable, yet escalating associated costs, then directs intense online self-management services to improve the quality-of-life for the patient and deliver more effective health information. Patients are electronically triaged using the Center for Medicare and Medicaid (CMS) rule-set for disease management, as well as proprietary evidence-based disease management rules. These rules are based on clinical standards from major health organizations such as the American Diabetes Association and the American Heart Association. This will allow providers, as well as patients, to monitor care through targeted interventions. The technology platform is intended to allow healthcare providers to anticipate patient care needs, motivate patient compliance, activate evidence-based standards of care, and improve efficiency.

The Accelera Analytic customers would include healthcare payers, provider organizations, government entities worldwide, and employer groups. Accelera products are designed to identify, analyze, and minimize healthcare risk by data mining, and predictive analysis while containing costs and improving the quality of care. Accelera also develops modeling software to predict medical costs and help improve the financing, organization, and delivery of health services.

Security, As healthcare providers adopt new technologies they also face new security threats. Hackers, computer viruses, disaffected employees and human error present real dangers to healthcare networks.

Compromised security can disrupt critical functions interfere with a clinicians’ ability to treat patients, expose providers to substantial liabilities and risk the loss of lives and reputations.

Network security breaches can result in fines, legal liabilities, lost productivity for clinical and administrative staff and the devastating loss of partner and patient confidence.

The Accelera Security solution is designed to reduce or stop the security breach at the point of care, by auditing the user and encasing the applications in a discrete shell.  Without proper access, the application will separate the data elements from each other, patient name will not be associated with demographic or clinical information.  Secure Data is an Accelera Innovation value proposition.  Patient data is split into two parts, the patient identifier is separated from the clinic/medical data and both are encrypted. An encrypted data key unlocks the dual encryption bringing the information together and is intended to increase patients’ confidence in the information technology utilized.

The Accelera Solution is designed to improve patient care, reduce costs, eliminate redundant data entry, improve operational efficiency, but most importantly, bring together long term needs of the caregivers that will satisfy the business requirements of the healthcare enterprise

 The anticipated benefits of our solutions for potential customers include:

•	Is intended to lowers administration costs through a less invasive call-back system - email alerts, text messages, online alerts

•
A benefit of batch health care analytics is the use of "predictive modeling across multiple clinical conditions.  This process is designed to identify undiagnosed conditions for patients within an insurer's patient population, or suggest interventions to prevent conditions from developing.

•	Reducing occurrences and cost related to a healthcare data breaches.

•	Reducing the hardware environment and cost by using our cloud technology.

•	Increased Mobility.

•	Improving patient care and safety.

•	Helping healthcare organizations maintain their market positions and meet their financial commitments.

Our current plans, predicated on raising $35,000,000 from the sale of 5,000,000 shares of common stock in this offering and will allow the Company to meet the milestones and requirements of its Business Plan and avoid discontinuation of the license. Funding would be required for staffing, marketing, public relations and the necessary research precedent to expanding the scope of its offering to include the global market. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $9,874,940 will be used for management, sales and marketing, $17,680,122 will be used for infrastructure and software fees and an estimated $4,417,978 will be spent on legal, accounting, rent and other payables leaving $3,026,960 in reserve for increased working capital.

We expect to use the proceeds from this offering for infrastructure and software, sales and marketing, employee compensation, legal fees, accounting fees, rent and other payables to deploy our technology. The Company’s technology platform is fully functional in its current state and is anticipated to be marketed into metropolitan markets with an estimated expenditure of approximately $16 million through December 31, 2012, and approximately $19 million through December 31, 2013 for general corporate purposes, for which proceeds we have an estimated plan. In detail, over the first twelve months after financing it is estimated that the Company will utilize an estimated $24 million of this offering for the following milestones: Infrastructure; Transfer our licensed software technology from internal Company servers to a data center facility with redundant backup systems, it is estimated this will take three months at an estimated cost of $3 million and an estimated  $250,000 per month thereafter for expansion and service fees totaling $5.2 million over the first twelve months from financing. Software Fees: Under our Licensing Agreement with Synergistic Holdings LLC, the Company is to pay $5 million on October 13, 2012 and $7.5 on April 13 2013 for a total of $12.5 million in licensing fees over the next twelve months. Sales and Marketing: The Company intends to provide its cloud based healthcare services through monthly or yearly subscription agreements (“Software-as-a-Service” also known as “SaaS”) to the healthcare industry. It is estimated that the Company will grow from the current three full time employees marketing the product to twenty-three within the next six months including management, advertising, tradeshows and travel expenses at an estimated cost of 2.2 million and growing to fifty-seven people including management and all sales and marketing activity within the next twelve months totaling an estimated cost of $5.3 million. Legal fees, Accounting fees, Rent and other payables: The Company estimates these fee to be an estimated $950,000 over the next twelve months. The above mentioned expenditures meet the Company’s requirement under the Licensing Agreement to advance the licensed technology as agreed.

It’s estimated that if the Company cannot accomplish the milestones described above due to lack of financing the Company’s product offering will be delayed. The minimum amount of capital the Company needs to raise over the next twelve months is $1 million to continue operations. There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for content delivery and achieve its Business Plan. Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $35,000,000 estimated to be required.

Our business may not materialize in the event we are unable to execute on our plan described in this prospectus.  The events or circumstances that may prevent the accomplishment of our business objectives, include, without limitation, (i) the fact that, if we do not raise a minimum of US $5,000,000 of additional funding by October 13, 2012, an additional $7,500,000 by April 13, 2013, an additional $10,000,000 April 13, 2014 and an additional $7,500,000 by April 13, 2015 equaling the minimum funding requirement of $30,000,000 for the advancement of its licensed technology over the next three years we will lose the rights to the licensed technology, (ii) If physicians and hospitals do not accept our products and services, or delay in deciding whether to purchase our products and services. (iii) If we are forced to reduce our prices, our business, financial condition and results of operations could suffer, (iv) we are subject to a number of existing laws, regulations and industry initiatives, non-compliance with certain of which could materially adversely affect our operations, (v) the Company’s need for and ability to obtain additional financing, (vii) the possibility that the Company may not be able to secure approvals and other governmental clearances necessary to carry out the Company’s deployment and development plans, and (viii) the exercise of voting control the Company’s officers and directors collectively hold of the Company’s voting securities.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, facilitate future access to public equity markets, increase awareness of our company among potential customers, enter into metropolitan markets, broaden our scope of care, and create our competitive position. We believe that the net proceeds from this offering, our existing cash resources and interest on these funds will be sufficient to meet our projected operating requirements.

Pending use as described above and any remaining net proceeds, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund the development and expansion of our business.

Results of Operations

The Company has conducted minimal operations since inception. No revenue has been generated by the Company from April 29, 2008 (Inception) to December 31, 2011. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan includes obtaining additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty.

For the year ended 2011, the Company had no revenues and incurred general and administrative expenses of $ 176,081 compared to no revenues and general and administrative expenses of $ 7,591 for the corresponding period of 2010.

Limited Business History; Need for Additional Capital

There is no historical financial information about the Company upon which to base an evaluation of our performance. We are an emerging grow stage corporation and have not generated any revenues from our business. We cannot guarantee we will be successful in our business plans. Our business is subject to in the exploration and/or development, and possible cost overruns due to price and cost increases in services. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan and timetable to complete our business risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays plan moving forward.

We anticipate that additional fundingwill be in the form of equity financing from the sale of our common stock or loans from our director or officers. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of shares to fund additional expenditures. We do not currently have any arrangements in place for any future equity or loan financing. Our limited operating history and our lack of significant tangible capital assets makes it unlikely that we will be able to obtain significant debt financing in the near future. If such financing is not available on satisfactory terms, we may be unable to continue or expand our business. Equity financing could result in additional dilution to existing shareholders.

If we raise the $35,000,000 gross, in the primary offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twenty-four months.

Liquidity and Capital Resources

As of December 31, 2011, the Company had current assets equal to $5,874 and had current liabilities of $0.  The Company does not possess sufficient cash to meet its current obligations and is requiring support from its shareholders.

The following is a summary of the Company's cash flows from operating, investing, and financing activities:

For the year ended December 31, 2011

Operating activities	$(176,081)
Investing activities	$-
Financing activities	$181,955

Net effect on cash	$5,874

The Company’s auditor has expressed in his report conditions that raise substantial doubt about the Company’s ability to continue as a going concern.   In support of the Company’s efforts and cash requirements, it has relied on advances from the majority shareholder and related parties until such time that the Company can support its operations through the generation of revenue or attains adequate financing through sales of its equity and/or traditional debt financing. The majority shareholder has expressed continued support; however there is no formal written commitment for continued support by the shareholder or any other source.  Funds that have been advanced or paid in satisfaction of liabilities has been contributed to equity in exchange for common shares. There is no written or oral commitment to continue such funding.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

We intend to continue to have our acting Chief Financial Officer prepare our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our independent auditor is expected to charge us approximately $5,000 to review our quarterly financial statements and approximately $13,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $25,000 to pay for our accounting and audit requirements.

SEC Filing Plan

We expect to continue as reporting issuer during 2012 after our S-1 registration statement is declared effective. This means that we will continue to file documents with the SEC on a quarterly basis.

We expect to incur filing costs of approximately $7,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $10,000 for legal costs in connection with our quarterly and annual filings and costs associated with filing the registration statement to register our common stock.

Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Corporation have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Corporation's year end is December.

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions

The preparation of our financial statements is in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translations

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

Our financial instruments consist of cash and accounts payable. Unless otherwise noted, it is management's opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity of such assets and liabilities the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have adopted ASC Topic “Accounting for Income Taxes” (SFAS No. 109) as of its inception. Pursuant to SFAS No. 109 the Corporation is required to compute tax asset benefits for net operating losses carried forward.

Basic and Diluted Net Income (Loss) Per Share

The Corporation computes net income (loss) per share in accordance with ASC Topic 128, “Earnings per Share” (SFAS 128). ASC Topic 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Corporation does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following individuals currently serve as our executive officers and directors:

Name	Age	Positions

John F. Wallin	62	Chief Executive Officer, President, Chief Marketing Officer and Chairman
James R. Millikan	60	Chief Operating Officer
Cynthia Boerum	58	Chief Strategic Officer

John Wallin, Chief Executive Officer
Mr. Wallin is Chief Executive Officer, Chief Marketing Officer (CEO & CMO), President and Chairman of the Company since June 13, 2011, prior to joining the Company, he was and continues to hold the titles of Chief Executive Officer, Chief Marketing Officer and Director of Synergistic Holdings, LLC since 2009 (the Company’s majority shareholder). Mr. Wallin has over 30 years of experience in the financial services industry. Prior to Synergistic Holdings, LLC, Mr. Wallin was President and Chief Marketing Officer at GWG Advantage in Minneapolis from 2007 to 2009. Previously, Mr. Wallin held positions of Executive Director of Medicare Advantage-PFFS at American Insurance Marketing Corporation from 2005 to 2007, Senior Sales Executive/ National Sales and Chief Marketing Officer at RNA-Rock Island from 2002 to 2005, Senior Vice President/Regional Financial Services Manager at Allstate Financial Services from 2000 to 2002, Senior Vice President, National Key Account Manager at Federated Investors from 1998 to 2000, Vice President BISYS Funds from 1995 to 1998, Senior Vice President of Marketing and National Accounts at Putnam Mutual Funds and Senior Vice President of Marketing and National Accounts at Kemper Financial Services from 1989 to 1992. Mr. Wallin received his B.S. in 1976 and Masters in Education in 1982 from Chicago State University.

James Millikan, Chief Operating Officer
Mr. Millikan became Chief Operating Officer on June 13, 2011, prior to joining the Company, Mr. Millikan was Vice President of Sales for ING where he identified and exploited the unique competitive advantage of The Strategic Distribution Channel and the ING branded broker dealer. Mr. Millikan delivered the resources of the internal and external wholesalers, and advanced marketers of the ING National Sales Support Team, new business and distributor services to create scalable, sustainable, sales growth from 2004 to 2010. Prior to ING, Mr. Millikan spent 30 years with Minnesota Mutual and Securian Financial Services being promoted as Manager of Sales for all products lines, Superintendant of Agencies and Regional Vice President. In his leadership role he was responsible for the management, development and integration of 20 independent Securian distributor offices challenged by a lack of critical mass, capital and management depth. By implementing a strategic planning process, Mr. Millikan created alignment, focus and execution resulting increased company sales for 17 consecutive years, Mr. Millikan served the company from 1973 to 2003. Jim received his Bachelors of Science degree in Administrative Sciences from The Ohio State University in 1973, and Certified Financial Planner designation in 1992.

Cynthia Boerum, Chief Strategic Officer
Ms. Boerum became the Chief Strategic Officer of the Company in April 2012, prior to joining the Company, Ms Boerum was Vice President of Sales and Consultant for Accentia International Outsourcing company in Hyberdad, India, from 2009 to 2011. The leadership included national and international sales teams. Previously, Ms Boerum held positions of Vice President of Sales for Opus Healthcare in Austin, TX. from 2004 to 2007 and positioned the company for acquisition by NextGen. She also held the positions of Enterprise Vice President of National Accounts and Sales Manager for the top 32 health organizations nationally at McKesson from 1989 to 2003. During this time she received various top performer awards, not only from McKesson, but also the state of Minnesota. Ms. Boerum received her clinical experience at Shady Grove Adventist Hospital, in Maryland, from 1979 to 1989. Ms Boerum attended the ADN program at Frederick Community College in Maryland.

Timothy J. Neher
Founder, President, Secretary, Treasurer and sole director of the Company from its founding in April 2008 through June 13, 2011 when Mr. Neher resigned his positions. Mr. Neher is the founding partner of Accelerated Venture Partners, LLC, a private venture capital firm based in Foster City, California, and has over 15 years of experience in connection with the provision of debt and equity financing, mergers and public offering transactions. Timothy is the acting Chief Financial Officer, Treasurer and a Director of Mikojo, Inc. a public reporting company since 2009. Mr. Neher is also Director of Pinpointed Solutions Inc. a private company since 2008, Director of Ipaypod Inc., a private company since 2007 and Director of Internet Card Present, Inc., a private company since 2007. He is also the President, Secretary and sole director of following public reporting companies: Accelerated Acquisitions XVI, Inc. XVII, XVIII, XIX, XX, XXI and XXII. and director of Virolab a public reporting company since May of 2010. Prior to founding Accelerated Venture Partners, Internet Card Present Industries, Pinpointed Solutions and Ipaypod, Timothy was Chairman and Chief Executive Officer of Wherify Wireless, a private to public company from 1999 to 2007. Other past experience includes roles as VP of Marketing & Sales for CTH Consumer Plastics and VP of Operations for Windy City Product Development.

On April 29, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC controlled by Timothy Neher for an aggregate investment of $4,000.00. The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act. On June 16, 2011 the Company entered into a Consulting Services Agreement with Accelerated Venture Partners, LLC described in the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE” section below. Mr. Neher had no prior relationship Synergistic Holdings, LLC. or any involvement in facilitating the License Agreement between the Company and Synergistic Holdings, LLC.

There are no family relationships between our officers and director. Our director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

DIRECTOR INDEPENDENCE

Our board of directors is currently composed of one member, whom does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market at this time).  The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by our director and us with regard to our director’s business and personal activities and relationships as they may relate to us and our management.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

At present, we have three employees under employment agreements with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our director. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early stage company and has only one director, and to date, such director has been performing the functions of such committees. Thus, there is a potential conflict of interest in that our director and officer has the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Our sole director and CEO, Mr. John Wallin is engaged in outside business activities, he has been the CEO and director of Synergistic Holdings, LLC since 2009, the Company’s majority shareholder and Licensor of the Company’s technology, which may result in a conflict of interest in allocating his time between our operations and his other business activities. Although Mr. Wallin has a full time employment agreement with the Company his other business affairs may require him to devote more substantial amounts of time to such affairs, it could limit his ability to devote time to our affairs and could have a negative impact on our ability efficiently operate the Company. As a result, conflicts of interest may arise that can be resolved only through Mr. Wallen’s exercise of such judgment as is consistent with his fiduciary duties to the Company and he is legally required to make the decision based upon the best interests of the Company and the Company's other shareholders, rather than his own personal pecuniary benefit.

Other than as described above, we are not aware of any other conflicts of interest of our executive officer and director.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years:

a.
 been subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

1.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

2.	Engaging in any type of business practice; or

3.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

b.
Subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

c.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

d.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

e.	Subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

1.	Any Federal or State securities or commodities law or regulation; or

2.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

3.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

f.
Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our Officers for all services rendered in all capacities to us for the fiscal periods indicated.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation($)	All Other Compensation($)	Total($)
John Wallin (1)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

James Millikan (2)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

Cynthia Boerum (3)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
Timothy Neher (4)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0
______________

(1) Chairman and Chief Executive Officer
(2) Chief Operating Officer
(3) Chief Strategic Officer
(4) Founder, former Chairman and Chief Executive Officer

Our director and officers have not received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to our director or officer for serving on our board of directors or as management.

STOCK OPTION GRANTS

We currently have 3,750,000 options issued under our 2011 Stock Option Plan which have been granted to key employees, John Wallin, James Millikan and Cynthia Boerum. John Wallin was awarded 1,750,000 options and James Millikan and Cynthia Boerum were each awarded 1,000,000 options. All options awarded will vest in equal annual installments over a four year period with the first 20% vesting at the date of grant. All of the options are exercisable at a purchase price of $.0001 per share.

EMPLOYMENT AGREEMENTS

Effective April 26, 2012, the Company entered into an employment agreement with John F. Wallin., as the President and Chief Executive Officer “CEO” of the Company. The employment agreement with Mr. Wallin provides that, upon completion of two million dollars in financing, the Company shall begin to pay John a base salary of $250,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Wallin has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Mr. Wallin’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (350,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (29,166 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

Effective April 26, 2012, the Company entered into an employment agreement with James R. Millikan, as the Chief Operating Officer “COO” of the Company reporting to the President and CEO. The employment agreement with Mr. Millikan provides that, upon completion of two million dollars in financing, the Company shall begin to pay Jim a base salary of $175,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Millikan has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Mr. Millikan’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan Targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

Effective April 26, 2012, the Company entered into an employment agreement with Cynthia Boerum, as the Chief Strategic Officer “CSO” of the Company reporting to the President and CEO. The employment agreement with Ms Boerum provides that, upon completion of two million dollars in financing, the Company shall begin to pay Cynthia a base salary of $150,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Ms Boerum has not been terminated for cause, as defined in the employment agreement, she will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Ms Boerum’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan Targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

DIRECTOR COMPENSATION

The following table sets forth director compensation as of May 21, 2012:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

John Wallin	$0	$0	$0	$0	$0	$0	$0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of May 22, 2012, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 21,311,812 shares of our common stock issued and outstanding as of the date of this prospectus.
	Name and Address	Number of Shares	Beneficial Ownership	Percent of
Title of Class	of Beneficial Owner	Owned Beneficially	within 60 days	Class Owned

Common Stock:	Synergistic Holdings, LLC	8,096,432		37.99%
	20511 Abbey Drive, Frankfort, Illinois 60423

Common Stock:	Voidical, LLC	4,250,000		19.94%
	65 Tam O Shanter Dr Mahwah, NJ 07430

Common Stock	Accelerated Venture Partners LLC	3,500,000		16.42%
	1840 Gateway Dr. Suite 200
	Foster City, CA 94404

Common Stock:	John Wallin, Chief Executive Officer, Secretary, Treasurer and Director (1)	706,000	52,323	*

Common Stock:	James Millikan, Chief Operating Officer (1)	400,500	33,333	*

Common Stock:	Cynthia Boerum, Chief Strategic Officer (1)	200,000	33,333	*

All executive officers and directors as a group		17,152,432	118,989	81.04%

_______________

(1) c/o Accelera Innovations, Inc., 20511 Abbey Drive, Frankfort, Illinois 60423
  *less than 5%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 29, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $4,000.00. The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On June 13, 2011, Synergistic Holdings, LLC (“Purchaser”) agreed to acquire 17,000,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share. At the same time, Accelerated Venture Partners, LLC agreed to tender 3,750,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. Following these transactions, Synergistic Holdings, LLC owned 93.15% of the Company’s 18,250,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6.85% of the total issued and outstanding shares. Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and John Wallin was simultaneously appointed to the Company’s Board of Directors. Mr. Wallin is also the Chief Executive Officer and Director of Synergistic Holdings, LLC a company controlled by Nancy and Geoff Thompson. Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

On June 16, 2011, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher. The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 2,250,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

Milestone 1 –	Company’s right of repurchase will lapse with respect to 80% of the shares upon securing $5 million in available cash from funding;

Milestone 2 –	Company’s right of repurchase will lapse with respect to 10% of the Shares upon securing $10 million in available cash (inclusive of any amounts attributable to Milestone 1);

Milestone 3 –	Company’s right of repurchase will lapse with respect to 10% of the Shares upon securing $15 million in available cash (inclusive of any amounts attributable to Milestone 2);
and (b) cash compensation at a rate of $50,000 per month. The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $400,000 is due to consultant upon the achievement of Milestone 1, $400,000 and $400,000 upon the achievement of Milestone 2 and $400,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $50,000 per month. The total cash compensation to be received by the consultant is not to exceed $1,200,000 unless AAIV receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones.
The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder

On August 22, 2011, The Company acquired technology rights from Synergistic Holdings, LLC an intellectual property holding company based in Frankfort, Illinois. Mr. John Wallin is the President and Chief Executive Officer of the Synergistic Holdings, LLC and has been President, Chief Executive Officer (CEO) and director of the Company since June 13, 2011. Synergistic Holdings, LLC owned 17,000,000 shares of the Company’s outstanding common stock, representing an 82.76% ownership interest in the Company at the time of the transaction. Synergistic Holdings, LLC purchased its shares in the Company on June 13, 2011 as disclosed in a Form 8-K filed on June 17, 2011. There were no other agreements between the Company and Synergistic Holdings, LLC prior to the Share Purchase Agreement entered into on June 13, 2011. As of May 10, 2012, Synergistic Holding, LLC has dispersed 4,104,068 shares of the Company to its shareholder Geoff Thompson who in turn gifted the full amount of shares to 43 people reducing Synergistic Holdings, LLC’s ownership to 12,895,932 shares of the Company.

Synergistic Holding, LLC acquired the licensed technology through its wholly-owned subsidiary CareNav Acquisitions, LLC on December 22, 2010. Per the agreement, Synergistic Holding, LLC would transfer to CareNav Solutions, Inc. 300,000 shares of the Company shares owned by Synergistic Holding, LLC and 4,250,000 shares of the Company shares owned by Synergistic Holding, LLC would be transferred to Voidicle, LLC as part of the technology Purchase Agreement.  In addition, Synergistic Holding, LLC agreed to vote to appoint two of Voidicle’s qualified designees to Accelera Innovation’s Board of Directors at the time of share transfer. Furthermore, In order for Synergistic Holding, LLC to retain its rights, it must receive revenues or fund a minimum of $6 million in qualified development and commercialization expenses before the third anniversary of the Purchase Agreement (at least $1 million of which must be before the first anniversary of the Agreement and at least $4 million of which must be before the second anniversary of the Purchase Agreement and at least $1 million of which must be before the third anniversary of the Purchase Agreement). After transfer of 4,250,000 shares to Voidicle, LLC, Synergistic Holdings LLC’s ownership in the Company was reduced to 8,645,932 shares. Please refer to the Company’s form 8-K filed April 16, 2012 regarding Synergistic Holding, LLC’s third party obligations regarding the licensed technology.

On September 23, 2011 Mr. James Millikan the COO of the Company purchased 500 shares of the Company’s common stock for $2,000 dollars.

On September 23, 2011 Mr. John Wallin the CEO of the Company purchased 500 shares of the Company’s common stock for $2,000 dollars.

On December 13, 2011 Mr. John Wallin the CEO of the Company purchased 500 shares of the Company’s common stock for $2,000 dollars.

On April 13, 2012, the Company entered into an amended Licensing Agreement (“Agreement”) with Synergistic Holdings LLC, (Licensor) whereas the Company and Licensor agreed to amend the August 22, 2011 Licensing Agreement. The Company licensed additional technology from Licensor and the parties agreed to modify the terms, conditions, representations and warranties regarding the technology and to clarify any obligations the Licensor may have with third parties.

The principals of Licensor, including our CEO, John Wallin, Nancy and Geoff Thompson acquired a controlling interest in the Company for the purpose of operating as a publicly-reporting company and determined that it is in their best interests to license the Licensor’s rights to the technology.  Licensor receives a benefit from the license of the technology to Licensee because the Company plans to finance $30 million over three years for further development and deployment of the technology. The Licensor will receive a royalty of fifteen percent (15%) of all gross revenues resulting from the use of the technology by Licensee in the first year, ten percent (10%) the second year and one quarter of one percent (.025%) of all gross revenues resulting from the use of the technology by Licensee for the remainder of the License Agreement, the cornerstone of which is the technology, for the benefit of its shareholders.

Except for the rights granted under the Agreement, Licensor retains all rights, title and interest to Accelera Technology and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commenced on August 22, 2011 and as amended April 12, 2012 will continue for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement. In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of $30 million over three years for qualifying development and commercialization expenses related to Accelera Technology. In addition, the Company is required to fund certain specified expenses related to the deployment of Accelera Technology as specified in the Agreement. The license is terminated upon the occurrence of events of default specified in the Agreement and outlined as followed:

If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Licensee may, at its option, terminate this Agreement at any time by doing the following:

By ceasing to use the Accelera Technology facilitated by any Licensed Products in their entirety or by giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Licensor may terminate the Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application. Please refer to the Company’s form 8-K filed April 16, 2012 regarding Synergistic Holding, LLC’s third party obligations regarding the licensed technology.

On April 16, 2012 Mr. John Wallin the CEO of the Company purchased 5,000 shares of the Company’s common stock for $20,000 dollars.

On April 26, 2012, the Company entered into an employment agreement with John F. Wallin., as the President and Chief Executive Officer “CEO” of the Company. The employment agreement with Mr. Wallin provides that, upon completion of two million dollars in financing, the Company shall begin to pay John a base salary of $250,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Wallin has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Mr. Wallin’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (350,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (29,166 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On April 26, 2012, the Company entered into an employment agreement with James R. Millikan, as the Chief Operating Officer “COO” of the Company reporting to the President and CEO. The employment agreement with Mr. Millikan provides that, upon completion of two million dollars in financing, the Company shall begin to pay Jim a base salary of $175,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Millikan has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Mr. Millikan’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan Targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On, April 26, 2012, the Company entered into an employment agreement with Cynthia Boerum, as the Chief Strategic Officer “CSO” of the Company reporting to the President and CEO. The employment agreement with Ms Boerum provides that, upon completion of two million dollars in financing, the Company shall begin to pay Cynthia a base salary of $150,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Ms Boerum has not been terminated for cause, as defined in the employment agreement, she will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Ms Boerum’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan Targets to be determined by the Board.

In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

On May 21, 2012 John F. Wallin (beneficial owner of 764,232shares of common stock) and James R, Millikan (of beneficial owner of 433,833 shares of common stock), entered into a Lock-up Agreements with the Company.  Under the terms of the lock-up Agreements, such shares (the “Lock-up Shares”) cannot be sold or transferred for a period of six (6) months (the “Lock-up Period”) from the date that the Securities and Exchange Commission declares this prospectus of the Company effective (the “Effective Date”).  On the date of expiration of the Lock-up Period and for each of the nine (9) consecutive three-month periods after the date of expiration of the Lock-up Period, the aggregate number of Lock-Up Shares that may be sold or transferred in the three-month period after the date of expiration of the Lock-up Period and in any such three-month period shall not exceed (i) that number of Lock-up Shares equal to 10% of the Stockholder’s Lock-up Shares held on the Effective Date (the “10% Limit”), for any Stockholder who is not an affiliate of the Company and (ii) the maximum amount permitted under applicable law or regulation for any Stockholder who is an “affiliate” in any 90-day period, provided that such maximum amount does not exceed the 10% Limit.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, file current and periodic reports, proxy statements and other information with the SEC.  We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering.  We have also filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We do not file reports with the Securities and Exchange Commission, and we will not otherwise be subject to the proxy rules. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Peter Messineo, CPA is our independent registered public accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

ACCELERA INNOVATIONS, INC.

INDEX TO FINANCIAL STATEMENTS

For the years ended December 31, 2011 and
For the Period April 29, 2008 (date of inception) through December 31, 2011

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders:
Accelera Innovations, Inc.
Foster City, CA 94404

I have audited the balance sheets of Accelera Innovations, Inc., (formerly Accelerated Acquisition IV, Inc.) as of December 31, 2011 and 2010 and the related statement of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2011 and for the periods April 29, 2008 (date of inception) through December 31, 2011 and 2010. These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements were free of material misstatement.  The Company was not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provide a reasonable basis for my opinion.

In my opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and for the periods April 29, 2008 (date of inception) through December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no revenues from operation, has not emerged from the development stage, and is requiring traditional financing or equity funding to commence its operating plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Further information and management’s plans in regard to this uncertainty were also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor, Florida
February 16, 2012
except for Note 7, which date is April 11, 2012

Accelera Innovations, Inc.
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$5,874	$116
Stock subscription receivable		-
Total Current Assets	5,874	116

TOTAL ASSETS	$5,874	$116

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$-	$5,000
Shareholder advances	-	8,755
Total Current Liabilities	-	13,755

TOTAL LIABILITIES	-	13,755

Stockholders' Equity
Preferred stock; $0.0001 par value; 10,000,000 shares
authorized; 0 shares issued and outstanding	-	-
Common stock: 100,000,000 authorized; $0.0001 par value
20,539,975 and 5,000,000 shares issued and outstanding	2,054	500
Additional paid in capital	179,901	3,500
Accumulated deficit during development stage	(176,081)	(17,639)
Total Stockholders' Equity	5,874	(13,639)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,874	$116

See auditor's report and notes to these financial statements.

Accelera Innovations, Inc.
(A Development Stage Company)
Statements of Operation

			April 29, 2008	April 29, 2008
			(inception)	(inception)
	For the Year Ended		through	through
	December 31,		December 31,	December 31,
	2011	2010	2011	2010

Revenues	$-	$-	$-	$-

Operating Expenses
Professional fees	6,000		6,000	-
Public expense	45,861		45,861	-
General and administrative	106,581	7,591	124,220	17,639
Total operating expenses	158,442	7,591	176,081	17,639

NET LOSS	$(158,442)	$(7,591)	$(176,081)	$(17,639)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	13,414,896	5,000,000

See auditor's report and notes to these financial statements.

Accelera Innovations, Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity

				Accumulated
			Additional	Deficit
	Common Stock		Paid in	Development
	Shares	Amount	Capital	Stage	Total

Balance at Inception, April 29, 2008	-	$-	$-	$-	$-

Issuance of common stock for cash:
Issuance of common stock for cash, at inception, $.001 per share	5,000,000	$500	$3,500		4,000

Net loss				(3,256)	(3,256)

Balance, December 31, 2008	5,000,000	500	3,500	(3,256)	744

Net loss				(6,792)	(6,792)

Balance, December 31, 2009	5,000,000	500	3,500	(10,048)	(6,048)

Net loss				(7,591)	(7,591)

Balance, December 31, 2010	5,000,000	500	3,500	(17,639)	(13,639)

Shares tendered by founder, June 2011	(3,750,000)	(375)	375		-
Issuance of stock under option, June 2011	2,250,000	225	(225)		-
Issuance of stock under subscription, June 2011	17,000,000	1,700	-		1,700
Stock issued for cash, September 2011, at $4.00	2,500	-	10,000		10,000
Stock issued for cash, October 2011, at $4.00	26,000	3	103,997		104,000
Stock issued for cash, November 2011, at $4.00	3,000	-	12,000		12,000
Stock issued for cash, December 2011, at $4.00	8,475	1	33,899		33,900

Shareholder debt, forgiven			16,355		16,355

Net loss				(158,442)	(158,442)

Balance, December 31, 2011	20,539,975	$2,054	$179,901	$(176,081)	$5,874

See auditor's report and notes to these financial statements.

Accelera Innovations, Inc.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			April 29, 2008
			(inception)
	For the Year Ended		through
	December 31,		December 31,
	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(158,442)	$(7.591)	$(176,081)
Changes in assets and liabilities:
Accounts payable and accrued expenses	(5,000)	558	-
Net Cash Used In Operating Activities	(163,442)	(7,033)	(176,081)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net Cash Used in Investing Activities	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	159,900	-	163,900
Shareholder advances	9,300	7,029	18,055
Net Cash Provided by Financing Activates	169,200	7,029	181,955

Net increase (decrease) in cash and cash equivalents	5,758	(4)	5,874
Cash and cash equivalents, beginning of period	116	120	-
Cash and cash equivalents, end of period	$5,874	$116	$5,874

Supplemental Information
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

Non-cash transactions:
Debt forgiven by shareholder	$16,355	$-	$16,355
Stock issued for expenses paid	$1,700	$-	$1,700

See auditor's report and notes to these financial statements.

Accelera Innovations, Inc.
(A Development Stage Corporation)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
For the Periods April 29, 2008 (date of inception) through December 31, 2011 and 2010

1. Background Information

Accelera Innovations, Inc., formerly Accelerated Acquisitions IV, Inc. (“the Company”) was incorporated in the state of Delaware on April 29, 2008 for the purpose of raising capital that is intended to be used in connection with its business plan which may include a possible merger, acquisition or other business combination with an operating business.

The Company is currently in the development stage.  All activities of the Company to date relate to its organization, initial funding, share issuances and regulatory compliance.

On October 18, 2011 the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name from Accelerated Acquisition IV, Inc. to “Accelera Innovations, Inc.”

Accelera Innovations, Inc. (“Accelera”) is a healthcare service company that will initially focus on its sole asset that was licensed to the Company by Synergistic Holdings, LLC (“Licensor”), a privately-held company organized under the laws of Illinois to further develop, pursuant to which the Company was granted a thirty (30) year exclusive, non-transferrable worldwide license for proprietary Internet-based, software (“CareNav”) that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the mostly costly disease states. This is accomplished through the proprietary technology, which is intended to identify and measure the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended December 31, 2011, the Company had a net loss of $158,442 and an accumulated deficit during development stage of $176,081. As of December 31, 2011, the Company has not emerged from the development stage. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to begin operations and to achieve a level of profitability. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes from its director and officers until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Significant Accounting Policies

The significant accounting policies followed are:

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - All cash, other than held in escrow, is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits.  Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

RESEARCH AND DEVELOPMENT EXPENSES - Expenditures for research, development, and engineering of products are expensed as incurred.

COMMON STOCK - The Company records common stock issuances when all of the legal requirements for the issuance of such common stock have been satisfied.

REVENUE AND COST RECOGNITION - The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

ADVERTISING COSTS - The Company's policy regarding advertising is to expense advertising when incurred.

Accelera Innovations, Inc.
(A Development Stage Corporation)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
For the Periods April 29, 2008 (date of inception) through December 31, 2011 and 2010

INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ASC 740-10 "Uncertainty in Income Taxes" (ASC 740-10), on January 1, 2007. The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

EARNINGS (LOSS) PER SHARE - Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. At December 31, 2011, the Company did not have any potentially dilutive common shares.

FINANCIAL INSTRUMENTS - In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 "Fair Value Measurements and Disclosures" (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).  The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company's notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

On January 1, 2009, the Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

Accelera Innovations, Inc.
(A Development Stage Corporation)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
For the Periods April 29, 2008 (date of inception) through December 31, 2011 and 2010

5. Equity Transactions

The Company has two classes of stock, preferred and common.  There are 10 million shares of $.0001 par value preferred shares authorized.  There have been no shares issued as of December 31, 2011.  Preferred shares have not been defined for any preferences.  There are 100 million shares of $.0001 par value common shares authorized.

At inception, the Company has issued 5,000,000 shares of restricted common stock to the incorporator for initial funding, in the amount of $4,000.

On June 16, 2011, the Company issued 17,000,000 shares of common stock in exchange for licensing agreement and consulting agreement.  In association with the change in control and exchange, the former majority shareholder tendered 3,750,000 shares of common stock in exchange for option to purchase 2,250,000 shares.  The option was exercised.

From the period beginning September 2011 through December 31, 2011, the Company issued 39,975 shares of common stock, at $4.00 per share in cash, for a total amount of $159,900.

There are no warrants, options or other common stock equivalents outstanding as of December 31, 2011.

6. Income Taxes

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.  As of December 31, 2011 the Company had a loss and for the period April 29, 2008 (date of inception) through December 31, 2011.   The net operating losses resulting from operating activities result in deferred tax assets of approximately $64,600 at the effective statutory rates which will expire by the year 2031.  The deferred tax asset has been off-set by an equal valuation allowance.

There are no current or deferred income tax expense or benefit recognized for the period ended December 31, 2011.

7. SUBSEQUENT EVENTS

Shares Issued

On January 3, 2012, 6,000 shares were issued to two private investor at $4.00 per share for a total $24,000 cash.

On January 11, 2012, 4,000 shares were issued to a private investor at $4.00 per share for a total $16,000 cash.

Amended Agreement

On April 12, 2012 Accelera Innovations Inc, (the “Company”) (formally known as Accelerated Acquisitions IV, Inc.) entered into an amended Licensing Agreement (“Agreement”) with Synergistic Holdings LLC, (Licensor) whereas the Company and Licensor agreed to amend the August 22, 2011 Licensing Agreement. The Company licensed additional technology from Licensor and the parties agreed to modify the terms, conditions, representations and warranties regarding the technology and to clarify any obligations the Licensor may have with third parties.

Pursuant to the Agreement the Company was granted an exclusive, non-transferrable worldwide license for proprietary Internet-based, software “Accelera Technology” (formally referred to as “CareNav”) that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the mostly costly disease states. This is accomplished through the proprietary technology, which identifies and measures the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

Except for the rights granted under the Agreement, Licensor retains all rights, title and interest to Accelera Technology and any additions thereto—although the License includes the Company’s right to utilize such additions.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)

INDEX TO FINANACIAL STATEMENTS

March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

ACCELERA INNOVATIONS, INC.
(A Development Stage Enterprise)
BALANCE SHEET

	March 31,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current Assets
Cash and cash equivalent	$160	$5,874
Stock subscription receivable	-	-
Total Current Assets	160	5,874

TOTAL ASSETS	$160	$5,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$-	$-
Shareholder advances	27	-
Shareholder forgivenss	(27)
Total Current Liabilities	-	-

TOTAL LIABILITIES	-	-

Stockholders' Equity
Preferred stock; $0.0001 par value; 10,000,000 shares
authorized; 0 shares issued and outstanding	-	-
Common stock: 100,000,000 authorized; $0.0001 par value
20,546,877 and 20,539,975 shares issued and outstanding	2,055	2,054
Additional paid in capital	207,575	179,901
Accumulated deficit during development stage	(209,470)	(176,081)
Total Stockholders' Equity	160	5,874

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$160	$5,874

The accompanying notes are an integral part of these financial statements.

ACCELERA INNOVATIONS, INC.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS

			April 29, 2008
			(inception)
	Three Month Periods Ended		through
	March 31,		March 31,
	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)

Revenues	-	-	-

EXPENSES
Operating Expenses
General and administrative	$33,391	$2,600	$209,470
Total operating expenses	33,391	2,600	209,470

NET LOSS	$(33,391)	$(2,600)	$(209,470)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	20,546,877	5,000,000

The accompanying notes are an integral part of these financial statements.

Accelera Innovations, Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity

				Accumulated
			Additional	Deficit
	Common Stock		Paid in	Development
	Shares	Amount	Capital	Stage	Total

Balance at Inception, April 29, 2008	-	$-	$-	$-	$-

Issuance of common stock for cash:
Issuance of common stock for cash, at inception, $.001 per share	5,000,000	$500	$3,500		4,000

Net loss				(3,256)	(3,256)

Balance, December 31, 2008	5,000,000	500	3,500	(3,256)	744

Net loss				(6,792)	(6,792)

Balance, December 31, 2009	5,000,000	500	3,500	(10,048)	(6,048)

Net loss				(7,591)	(7,591)

Balance, December 31, 2010	5,000,000	500	3,500	(17,639)	(13,639)

Shares tendered by founder, June 2011	(3,750,000)	(375)	375		-
Issuance of stock under option, June 2011	2,250,000	225	(225)		-
Issuance of stock under subscription, June 2011	17,000,000	1,700	-		1,700
Stock issued for cash, September 2011, at $4.00	2,500	-	10,000		10,000
Stock issued for cash, October 2011, at $4.00	26,000	3	103,997		104,000
Stock issued for cash, November 2011, at $4.00	3,000	-	12,000		12,000
Stock issued for cash, December 2011, at $4.00	8,475	1	33,899		33,900

Shareholder debt, forgiven			16,355		16,355

Net loss				(158,442)	(158,442)

Balance, December 31, 2011	20,539,975	$2,054	$179,901	$(176,081)	$5,874

Stock issued for cash, January 3, 2012, at $4.00	1500	-	6,000		6,000
Stock issued for cash, January 24, 2012, at $4.00	1000	-	4,000		4,000
Stock issued for cash, February 6, 2012, at $4.00	75	-	300		300
Stock issued for cash, February 24, 2012, at $4.00	312	-	1,250		1,250
Shareholder Advance, February 24, 2012,			27		27
Stock issued for cash, March 2, 2012, at $4.00	1,025	-	4,100		4,100

Net loss (unaudited)			(33,391)		(33,391)

Stock issued for cash, March 13, 2012, at $4.00	3,000	-	12,000		12,000

Balance, March 31, 2012	20,546,887	$2,054	$207,576	$(209,470)	$160

See auditor's report and notes to these financial statements.

ACCELERA INNOVATIONS, INC.
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS

			April 29, 2008
			(inception)
	Three Month Periods Ended		through
	March 31,		March 31,
	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(33,391)	$(2,600)	$(209,470)
Adjustment to reconcile Net loss to net
cash provided by operations:
Changes in assets and liabilities:
Accounts payable and accrued expenses	-	(5,000)	-
Net Cash Used In Operating Activities	(33,391)	(7,600)	(209,470)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	27,648	-	193,248
Shareholder debt, forgiven	27	16,355
Shareholder advances	-	(8,755)	16,382
Net Cash Provided by Financing Activities	27,675	7,600	209,630

Net increase (decrease) in cash and cash equivalents	(5,714)	-	160
Cash and cash equivalents, beginning of period	5,874	116	-
Cash and cash equivalents, end of period	$160	$116	$160

The accompanying notes are an integral part of these financial statements.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

1. Organization and Basis of Presentation

Organization

Accelera Innovations, Inc., formerly Accelerated Acquisitions IV, Inc. (“the Company”) was incorporated in the state of Delaware on April 29, 2008. The Company was initially formed as a shell company with no operations while it sought new business opportunities. On August 22, 2011, the Company entered into a Licensing Agreement with our majority shareholder Synergistic Holdings, LLC pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for proprietary Internet-based, software that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers.

As a result of entering into the licensing agreement and undertaking efforts into the research, development and deployment of its product candidates, the Company ceased to be a shell company. The Company operates in one reportable business segment, the development and commercialization of products to improve human healthcare.

Under the terms of the license agreement entered into on August 22, 2011, if the Company does not raise a minimum of US $5,000,000 of additional funding by October 13, 2012, an additional $7,500,000 by April 13, 2013, an additional $10,000,000 April 13, 2014 and an additional $7,500,000 by April 13, 2015 equaling the minimum funding requirement of $30,000,000 for the advancement of its licensed technology over the next three years it may lose its rights to our technology.

The Company is currently in the development stage. All activities of the Company to date relate to its organization and acquiring rights to its product candidates. None of the Company’s product candidates have been approved for sale.

On October 18, 2011 the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name from Accelerated Acquisition IV, Inc. to “Accelera Innovations, Inc.”

Accelera Innovations, Inc. (“Accelera”) is a healthcare service company that will initially focus on its sole asset that was licensed to the Company by Synergistic Holdings, LLC (“Licensor”), a privately-held company organized under the laws of Illinois to further develop, pursuant to which the Company was granted a thirty (30) year exclusive, non-transferrable worldwide license for proprietary Internet-based, software that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the mostly costly disease states. This is accomplished through the proprietary technology, which is intended to identify and measure the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

Basis of Presentation.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.  The accompanying interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 2012 and 2011 are not necessarily indicative of the results for the full years. While management of the Company believes that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited financial statements and the footnotes thereto for the periods ended December 31, 2011 filed in its annual report on Form 10-K. The Company is currently in the development stage. All activities of the Company to date relate to its organization, initial funding and share issuances.  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to exploration stage companies.   A company shall be considered to be in the development stage if it is devoting substantially all of its efforts to establishing a new business and either of the following conditions exists: (1) Planned principal operations have not commenced. (2) Planned principal operations have commenced, but there has been no significant revenue therefrom.

2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended March 31, 2012, the Company had a net loss of $33,391 and an accumulated deficit during development stage of 209,470. As of March 31, 2012, the Company had not emerged from the development stage. In view of these matters, the Company's ability to continue as a going concern is dependent upon the Company's ability to begin operations and to achieve a level of profitability.  The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes from its director and officers until such time that funds provided by operations are sufficient to fund working capital requirements.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Significant Accounting Policies

The significant accounting policies followed are:

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

CASH AND CASH EQUIVALENTS - All cash, other than held in escrow, is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

RESEARCH AND DEVELOPMENT EXPENSES - Expenditures for research, development, and engineering of products are expensed as incurred.

COMMON STOCK - The Company records common stock issuances when all of the legal requirements for the issuance of such common stock have been satisfied.

REVENUE AND COST RECOGNITION - The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

ADVERTISING COSTS - The Company's policy regarding advertising is to expense advertising when incurred.

INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company adopted the provisions of FASB ASC 740-10 "Uncertainty in Income Taxes" (ASC 740-10), on January 1, 2007.

The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

EARNINGS (LOSS) PER SHARE - Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. March 31, 2012, the Company did not have any potentially dilutive common shares.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

FINANCIAL INSTRUMENTS - In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities. The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 "Fair Value Measurements and Disclosures" (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company's notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value. On January 1, 2009, the Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption. In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

4. Equity Transactions

The Company has two classes of stock, preferred and common. There are 10 million shares of $.0001 par value preferred shares authorized. There have been no shares issued as of December 31, 2011. Preferred shares have not been defined for any preferences. There are 100 million shares of $.0001 par value common shares authorized.

At inception, the Company has issued 5,000,000 shares of restricted common stock to the incorporator for initial funding, in the amount of $4,000.

On June 16, 2011, the Company issued 17,000,000 shares of common stock in exchange for licensing agreement and consulting agreement. In association with the change in control and exchange, the former majority shareholder tendered 3,750,000 shares of common stock in exchange for option to purchase 2,250,000 shares. The option was exercised.

From the period beginning September 2011 through December 31, 2011, the Company issued 39,975 shares of common stock, at $4.00 per share in cash, for a total amount of $159,900.

From the period beginning January 1, 2012 through March 31, 2012, the Company issued 6,913 shares of common stock, at $4.00 per share in cash, for a total amount of $27,650.

There are no warrants, options or other common stock equivalents outstanding as of March 31, 2012.

5. Income Taxes

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not. As of March 31, 2012 the Company had a loss and for the period April 29, 2008 (date of inception) through March 31, 2012. The net operating losses resulting from operating activities result in deferred tax assets of approximately $64,600 at the effective statutory rates which will expire by the year 2031. The deferred tax asset has been off-set by an equal valuation allowance.

There are no current or deferred income tax expense or benefit recognized for the period ended March 31, 2012.

6. Subsequent Events

On April 3, 2012, 5,000 shares were issued to two private investors that included CEO, John Wallin at $4.00 per share for a total of $20,000 cash.

On April 7, 2012, 2,000 shares were issued to two private investors at $4.00 per share for a total of $8,000 cash.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

On April 12, 2012 Accelera Innovations Inc, (the “Company”) (formally known as Accelerated Acquisitions IV, Inc.) entered into an amended Licensing Agreement (“Agreement”) with Synergistic Holdings LLC, (Licensor) whereas the Company and Licensor agreed to amend the August 22, 2011 Licensing Agreement. The Company licensed additional technology from Licensor and the parties agreed to modify the terms, conditions, representations and warranties regarding the technology and to clarify any obligations the Licensor may have with third parties.

Pursuant to the Agreement the Company was granted an exclusive, non-transferrable worldwide license for proprietary Internet-based, software “Accelera Technology” (formally referred to as “CareNav”) that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the mostly costly disease states. This is accomplished through the proprietary technology, which identifies and measures the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

Except for the rights granted under the Agreement, Licensor retains all rights, title and interest to Accelera Technology and any additions thereto—although the License includes the Company’s right to utilize such additions.

On April 13, 2012, 5,000 shares were issued to two private investors at $4.00 per share for a total of $20,000 cash.

On May 2, 2012, 3,000 shares were issued to two private investors at $4.00 per share for a total of $12,000 cash.

Effective April 26, 2012, the Company entered into an employment agreement with John F. Wallin., as the President and Chief Executive Officer “CEO” of the Company. The employment agreement with Mr. Wallin provides that, upon completion of two million dollars in financing, the Company shall begin to pay John a base salary of $250,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Wallin has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Mr. Wallin’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan targets to be determined by the Board. In consideration of the services, the Company agreed to issue a stock option to purchase 1,750,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (350,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (29,166 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.  Options have been valued using the Black-Scholes Model, which was not materially different than the shares current valuation, for a total compensation value to be recognized over the vesting term of the agreement, in the amount of $7,000,000.  The following assumptions were used in our calculation:

Underlying price per share	$ 4.00
Exercise price	$ .0001
Volatility*	268%
Risk free rate	.83%
Expected life	3.0 years
Dividend yield	0%
Forfeiture rate	0%

                * Volatility has been based on an industry index, due to insufficient historical data of our stock.

ACCELERA INNOVATIONS, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2012 and 2011 and for the period
April 29, 2008 (date of inception) through March 31, 2012
(unaudited)

Effective April 26, 2012, the Company entered into an employment agreement with James R. Millikan, as the Chief Operating Officer “COO” of the Company reporting to the President and CEO. The employment agreement with Mr. Millikan provides that, upon completion of two million dollars in financing, the Company shall begin to pay Jim a base salary of $175,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Mr. Millikan has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Mr. Millikan’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan Targets to be determined by the Board. In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable. Options have been valued using the Black-Scholes Model, which was not materially different than the shares current valuation, for a total compensation value to be recognized over the vesting term of the agreement, in the amount of $7,000,000.  The following assumptions were used in our calculation:

Underlying price per share	$ 4.00
Exercise price	$ .0001
Volatility*	268%
Risk free rate	.83%
Expected life	3.0 years
Dividend yield	0%
Forfeiture rate	0%

                * Volatility has been based on an industry index, due to insufficient historical data of our stock.

Effective April 26, 2012, the Company entered into an employment agreement with Cynthia Boerum, as the Chief Strategic Officer “CSO” of the Company reporting to the President and CEO. The employment agreement with Ms Boerum provides that, upon completion of two million dollars in financing, the Company shall begin to pay Cynthia a base salary of $150,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Ms Boerum has not been terminated for cause, as defined in the employment agreement, she will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2013 fiscal year. Ms Boerum’s annual bonus targets are still being developed by the Company and will be adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics plan Targets to be determined by the Board. In consideration of the services, the Company agreed to issue a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $.0001 per share, vesting over a four year period. The stock option shall vest with respect to 20% of the total number of shares which are the subject of the option (200,000 shares) immediately after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (16,666 shares per month) at the end of each month over a 48-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.  Options have been valued using the Black-Scholes Model, which was not materially different than the shares current valuation, for a total compensation value to be recognized over the vesting term of the agreement, in the amount of $7,000,000.  The following assumptions were used in our calculation:

Underlying price per share	$ 4.00
Exercise price	$ .0001
Volatility*	268%
Risk free rate	.83%
Expected life	3.0 years
Dividend yield	0%
Forfeiture rate	0%

                * Volatility has been based on an industry index, due to insufficient historical data of our stock.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures
Under the supervision and with the participation of our management, including our principal executive officer and principal accounting officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as of the end of the period covered by this report (the “Evaluation Date”). Based on this evaluation, our principal executive officer and principal accounting officer concluded as of the Evaluation Date that our disclosure controls and procedures were effective such that the material information required to be included in our SEC reports is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms relating to us, and was made known to them by others within those entities, particularly during the period when this report was being prepared.

There were no changes in our internal controls or in other factors that could significantly affect these controls subsequent to the Evaluation Date.

Management’s Report on Internal Control over Financial Reporting
We are responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act). Under the supervision and with the participation of our management, including our principal executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Controls — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and the related guidance provided in Internal Control Over Financial Reporting — Guidance for Smaller Public Companies also issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the preparation and fair presentation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on our evaluation under the framework in Internal Controls — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2011.

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Our internal control over financial reporting was not subject to attestation by our independent registered public accounting firm due to our reporting status as a smaller public company.

ITEM 9B. OTHER INFORMATION

In our fiscal fourth quarter which ended December 31, 2011, we had no events that were required to be reported on Form 8-K that were not filed to date.

    [OUTSIDE BACK COVER PAGE]

PROSPECTUS

ACCELERA INNOVATIONS, INC.

5,000,000 SHARES OF
COMMON STOCK
TO BE SOLD BY ACCELERA INNOVATIONS, INC.

4,456,880 SHARES OF
COMMON STOCK
TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until ___________, 2012 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ____________, 2012

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Amount
Item	(US$)
SEC Registration Fee	$7,586.30
Transfer Agent Fees	1,000
Legal Fees	9,237.70
Accounting Fees	3,000
Printing Costs	100
Miscellaneous	310
TOTAL	$21,234

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has authority under General Corporation Law of the State of Delaware to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify each of its executive officers and directors against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Registrant.

The provisions of the General Corporation Law of the State of Delaware that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES
Name of Purchaser	Date of Sale	Title of Security	Amount of Securities Sold	Consideration
Accelerated Venture Partners LLC (1)	April 29, 2008	Common Stock	$5,000,000	4,000
Synergistic Holdings LLC (2)	June 13, 2011	Common Stock	17,000,000	1,700
Accelerated Venture Partners LLC	June 16, 2011	Common Stock	2,250,000	250
Rajiv Dhiman	Oct. 13, 2011	Common Stock	2,500	10,000
James R. Millikan	Sept 23, 2011	Common Stock	500	2,000
Harold F.Constant	Oct 13, 2011	Common Stock	2,500	10,000
Harold F. Constant	Oct 25, 2011	Common Stock	500	2,000
Gary and Susan Paulson	Sept 26, 2011	Common Stock	500	2,000
Mary Constant, Living Trust	Sept 26, 2011	Common Stock	500	2,000
Mattio and Russell Corpolongo	Oct 25, 2011	Common Stock	500	2,000
Frank D. Swann Jr. and Maria B. Swann	Oct. 3, 2011	Common Stock	12,500	50,000
John F. Wallin	Sept. 28, 2011	Common Stock	500	2,000
Scott Smith	Oct. 6, 2011	Common Stock	2,000	8,000
Kristine L. Melby-Smith	Oct. 6, 2011	Common Stock	500	2,000
William Lane Kannenberg	Sept. 29, 2011	Common Stock	500	2,000
Jon Nehls	Oct. 31, 2011	Common Stock	2,500	10,000
Dennis Beck	Nov. 17, 2011	Common Stock	500	2,000
Geoff Thompson	Oct. 25, 2011	Common Stock	2,500	10,000
Nancy Thompson	Nov. 15, 2011	Common Stock	2,500	10,000
Sonja K. O’Connell	Dec. 7, 2011	Common Stock	500	2,000
James L. Sturm	Dec. 7, 2011	Common Stock	500	2,000
Patrick J. Blasi	Dec. 8 2011	Common Stock	100	400
Daniel Freeman	Dec. 8, 2011	Common Stock	500	2,000
Vicki Freeman	Dec. 8, 2011	Common Stock	500	2,000
Salena Sparrey	Dec. 16, 2011	Common Stock	375	1,500
Nicole Camporese	Dec. 11, 2011	Common Stock	250	1,000
John A Wallin	Dec. 12, 2011	Common Stock	500	2,000
Linda S. Wallin	Dec 12, 2011	Common Stock	500	2,000
Aubrey Sparrey	Dec. 16, 2011	Common Stock	375	1,500
Kelly Swann	Dec. 9, 2011	Common Stock	750	3,000
Erica Swann	Dec. 9, 2011	Common Stock	750	3,000
Tyler Swann	Dec. 9, 2011	Common Stock	750	3,000
Camryn Swann	Dec. 9, 2011	Common Stock	750	3,000
Brianna Sparrey	Dec. 19, 2011	Common Stock	375	1,500
Raleigh C. Kone	Dec. 28, 2011	Common Stock	500	2,000
James A. Leach	Dec 28, 2011	Common Stock	500	2,000
Donald Jensen	Jan 3, 2012	Common Stock	500	2,000
Mary Heib, Living Trust	Jan. 3, 2012	Common Stock	500	2,000
Alan E. Orr Jr	Jan. 3, 2012	Common Stock	500	2,000
Mike Vincent	Jan. 24, 2012	Common Stock	1000	4,000
Nancy and Geoff Thompson	Feb. 24, 2012	Common Stock	312	1250
Nancy and Geoff Thompson	March 2, 2012	Common Stock	1025	4,100
Harold F. Constant	March 13, 2012	Common Stock	3,000	12,000
John F. and Linda S. Wallin	April 3, 2012	Common Stock	5000	20,000
Ronald I. and Margaret J. Johnson	April 13,2012	Common Stock	5000	20,000
Thaddeus E. Augustyn	May 2, 2012	Common Stock	2,500	10,000
Eric McElroy	May 2, 2012	Common Stock	500	2,000
Mildred Augustyn	May 7, 2012	Common Stock	1000	4,000
Gordon and Eleanor Heiner	May 7, 2012	Common Stock	1000	4,000
_________

(1)	Accelerated Venture Partners, LLC originally acquired 5,000,000 shares and subsequently tendered 3,750,000 of such shares for cancellation.
(2)
Synergistic Holdings LLC transferred 4,103,368  shares to Geoff Thompson its founder and he gifted the shares to 45 individuals, Synergistic Holdings LLC also transferred 350,000 shares to the Company’s CEO John F.Wallen, 200,000 shares to its COO James R. Millikan and 4,250,000 shares as part of a technology purchase agreement leaving them ownership of 8,096,632 shares

The securities issued in the above mentioned transactions to Accelerated Venture Partners and Synergistic Holdings were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and the remainder of the transactions were issued in connection with private placements exempt from registration requirements under Rule 506 of Regulation D, promulgated thereunder, on the basis that each of offerings were made in non-public offerings solely to “accredited investors,” within the meaning of Rule 501 of Regulation D.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1.1	Articles of Incorporation of Accelerated Acquisitions IV, Inc. (1)
3.1.2	Certificate of Amendment to Articles of Incorporation
3.2	Bylaws of the Registrant (2)
4.1	Specimen Stock Certificate
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
10.1	Subscription Agreement dated of June 13, 2011 between Accelerated Acquisitions IV, Inc. and Synergistic Holdings LLC. (3)
10.2	Letter dated June 13, 2011 from Accelerated Venture Partners to Accelerated Acquisitions IV, Inc. regarding the tender of shares for cancellation. (4)
10.3	Consulting Agreement dated of June 16, 2011 between Accelerated Acquisitions IV, Inc. and Accelerated Venture Partners, LLC (5)
10.4	Licensing Agreement dated of August 22, 2011 between Accelerated Acquisitions IV, Inc. and Synergistic Holdings LLC. (6)
10.5	First Amendment and Modification to Licensing Agreement by and among the Company and Synergistic Holdings, LLC, dated as of April 13, 2011 (7)
10.6	Employment Agreement effective April 26, 2012 between Accelera Innovations, Inc. and John F. Wallin (8)
10.7	Employment Agreement effective April 26, 2012 between Accelera Innovations, Inc. and James R. Millikan (9)
10.8	Employment Agreement effective April 26, 2012 between Accelera Innovations, Inc. and Cynthia Boerum (10)
10.9	Lock-Up and Leak Out Agreement (12)
10.10	2011 Employee, Director and Consultant Stock Plan (11)
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC, (included in Exhibit 5.1)
23.2	Consent of Peter Messineo, CPA

______________

(1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) (12)
Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-12G (File No. 000-53392) filed with the Commission on August 26, 2008.
Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-12G (File No. 000-53392) filed with the Commission on August 26, 2008.
Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on June 17, 2011.
Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on June 17, 2011.
Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on June 17, 2011.
Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on August 29, 2011.
Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 17, 2012.
Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 30, 2012.
Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 30, 2012.
Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 30, 2012.
Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-K (File No. 000-53392) filed with the Commission on April 16, 2012.
Incorporated by reference to Exhibit 10.9 to the Registrant’s Form S-1 (File No. 000-53392) filed with the Commission on Msy 22, 2012.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Frankfort, State of Illinois on July 23, 2012.

ACCELERA INNOVATIONS, INC. (Registrant)

By:	/s/ John F. Wallin
Name:	John Wallin
Title:	Chairman and CEO
(Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Wallin, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Accelera Innovations, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ John F. Wallin	Chairman and Chief Executive Officer,	May 22, 2012
John Wallin	Secretary, Treasurer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit	Description

3.1.1	Articles of Incorporation of Accelerated Acquisitions IV, Inc. (1)
3.1.2	Certificate of Amendment to Articles of Incorporation
3.2	Bylaws of the Registrant (2)
4.1	Specimen Stock Certificate
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
10.1	Subscription Agreement dated of June 13, 2011 between Accelerated Acquisitions IV, Inc. and Synergistic Holdings LLC. (3)
10.2	Letter dated June 13, 2011 from Accelerated Venture Partners to Accelerated Acquisitions IV, Inc. regarding the tender of shares for cancellation. (4)
10.3	Consulting Agreement dated of June 16, 2011 between Accelerated Acquisitions IV, Inc. and Accelerated Venture Partners, LLC (5)
10.4	Licensing Agreement dated of August 22, 2011 between Accelerated Acquisitions IV, Inc. and Synergistic Holdings LLC. (6)
10.5	First Amendment and Modification to Licensing Agreement by and among the Company and Synergistic Holdings, LLC, dated as of April 13, 2011 (7)
10.6	Employment Agreement effective April 26, 2012 between Accelera Innovations, Inc. and John F. Wallin (8)
10.7	Employment Agreement effective April 26, 2012 between Accelera Innovations, Inc. and James R. Millikan (9)
10.8	Employment Agreement effective April 26, 2012 between Accelera Innovations, Inc. and Cynthia Boerum (10)
10.9	Lock-Up and Leak Out Agreement (12)
10.10	2011 Employee, Director and Consultant Stock Plan (11)
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC, (included in Exhibit 5.1)
23.2	Consent of Peter Messineo, CPA

______________

(1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) (12)
Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-12G (File No. 000-53392) filed with the Commission on August 26, 2008.
Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-12G (File No. 000-53392) filed with the Commission on August 26, 2008.
Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on June 17, 2011.
Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on June 17, 2011.
Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on June 17, 2011.
Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on August 29, 2011.
Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 17, 2012.
Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 30, 2012.
Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 30, 2012.
Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on April 30, 2012.
Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-K (File No. 000-53392) filed with the Commission on April 16, 2012.
Incorporated by reference to Exhibit 10.9 to the Registrant’s Form S-1 (File No. 000-53392) filed with the Commission on Msy 22, 2012.